[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.30

EXECUTION VERSION

$80,000,000

CREDIT AGREEMENT by

and among

LOANDEPOT.COM, LLC,

as the Company,

U.S. BANK NATIONAL ASSOCIATION,

as the Paying Agent and Securities Intermediary

and

the Lenders from time to time party hereto

Dated October 18, 2013

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		Page

Section 22.3	Accounting Terms	41
Section 22.4	Severability	41
Section 22.5	Construction, etc.	41
Section 22.6	Counterparts	42
Section 22.7	Governing Law	42
Section 22.8	Jurisdiction and Process; Waiver of Jury Trial	42

Section 23.	Confidentiality	42

Schedule 14	Payment on Loans
Schedule A	Information Relating To Lenders
Schedule B	Defined Terms
Schedule C	Opinions of In-House Counsel
Schedule D	Alternate Valuation Firm
Schedule E	Litigation
Schedule F	Permitted Debt Facilities
Schedule G	Reserved
Schedule H	Reference Pool
Schedule I	Servicing Contracts
Schedule J	Additional Permitted Liens

Exhibit 1	Form of Promissory Note
Exhibit 2	Form of Compliance Certificate as of Month DD, 201
Exhibit 3	Credit Agreement Assignment Agreement

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of October 18, 2013, by and among loanDepot.com, LLC, a Delaware limited liability company (the “Company”), U.S. Bank National Association, as the paying agent (the “Paying Agent”) and the securities intermediary, and the persons and entities named on the Schedule of Lenders attached hereto as Schedule A, as such Schedule of Lenders may be updated from time to time in accordance with the terms hereof (individually, a “Lender” and collectively, the “Lenders”). Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

RECITALS

WHEREAS, the Company desires to borrow, and the Lenders desire to advance, on the Closing Date loans in the aggregate principal amount of $80,000,000 on an unsecured basis;

WHEREAS, the aggregate principal amount of loans made pursuant to the terms of this Agreement will be calculated as a percentage of the aggregate value of certain mortgage servicing rights in respect of mortgage loans in a reference pool and cash on deposit in a reserve account; and

WHEREAS, on the Closing Date, a portion of the proceeds of loans advanced under this Agreement will remain on deposit with the Paying Agent and be released in accordance with the terms hereof in connection with certain acquisitions of additional mortgage servicing rights in respect of mortgage loans for inclusion in the reference pool;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties agree as follows:

Section 1.	The Loans.

(a) Initial Loans. Subject to the terms and conditions herein, each Lender agrees to make Loans to the Company on the Closing Date in the aggregate principal amount of $80,000,000 (“Loans”, such term to include any additional Loans advanced to the Company pursuant to Section 1(b)) due October 18, 2016 (the “Maturity Date”). The Loans shall be evidenced by one or more promissory notes substantially in the form set out in Exhibit 1 (each a “Note” and collectively, the “Notes”).

(b) Additional Loans. Subject to the terms and conditions of this Section 1(b) and all Applicable Laws, the Company shall be entitled to elect to enter into one or more tranches of additional Loans under this Agreement ranking pari passu with the Loans funded on the Closing Date. Such additional Loans may be incurred by the Company and advanced by one or more Lenders or by one or more new banks, financial institutions or other entities without the consent of the Paying Agent or the Lenders, but shall be subject to the terms and conditions of this Agreement and the satisfaction of the following conditions:

(i) no Default or Event of Default shall have occurred and be continuing, or would result from such additional Loans (including, without limitation, under Sections 10.7, 10.8 and 10.9);

(ii) such Loans may only be incurred by the Company if the sum of (x) the amount of to-be-funded Loans and (y) the aggregate principal amount of outstanding Loans is not greater than the Borrowing Base;

(iii) no Dispute Request as to Aggregate MSR Value is unresolved;

(iv) the additional Loans may have terms, including interest rate and maturity, which are different than those applicable to the Loans incurred on the Closing Date; provided that the maturity date of the additional Loans may not be earlier than the Maturity Date;

(v) the incurrence of additional Loans will not contravene any Applicable Law;

(vi) all representations and warranties contained in this Agreement are true and correct on and as the date on which the additional Loans are funded as though made on and as of such date (or, if any such representation or warranty related solely to an earlier date, as of such earlier date);

(vii) the Company shall have delivered a certificate to each Lender, dated as of the applicable closing date, stating that each of the conditions precedent to such incurrence set forth in this Section 1(b) other than in this clause (vii) have been fulfilled; and

(viii) each Lender shall have received opinions from in-house and outside counsel for the Company dated the applicable closing date and covering those matters identified on Schedule C.

The Company shall give the Paying Agent and the Lenders not less than ten (10) Business Days’ notice of the proposed incurrence of additional Loans under this Agreement and each Lender may elect or decline, in its sole discretion, to participate, in whole with the other Lenders hereunder, or in part, in such advance. Notwithstanding anything to the contrary in Section 18.1, the Company and any Lenders or other Persons advancing additional Loans under this Agreement may enter into such amendments to this Agreement as may be reasonably necessary to effect the provisions of this Section 1(b); provided, that no such amendments shall modify the affirmative and negative covenants applicable to or financial covenants binding upon the Company other than in accordance with Section 18.1.

Section 2.	Allocation of Loans.

Subject to the terms and conditions of this Agreement, each Lender agrees to make Loans to the Company at the Closing provided for in Section 3 in the principal amount specified opposite such Lender’s name in Schedule A. The Lenders’ obligations hereunder are several and not joint obligations, and no Lender shall have any liability to any Person for the performance or non-performance of any obligation by any other Lender hereunder or under any other Financing Document.

Section 3.	Closing.

(a) Closing on the transactions contemplated by Section 1(a) of this Agreement shall occur at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., Eastern time, at a closing (the “Closing”) on October 18, 2013 or on such other Business Day thereafter on or prior to October 18, 2013 as may be agreed upon by the Company and the Lenders. At the Closing, the Company will deliver to the Initial Lender a single Note dated the date of the Closing and registered in such Lender’s name (or in the name of its nominee), against delivery by such Lender of immediately available funds by wire transfers in the aggregate amount of $80,000,000, (less transaction expenses), of which (i) $23,640,480.55 shall be transmitted to the Reserve Account and (ii) the remaining amount shall be disbursed in accordance with the Funding Instructions provided by the Company under Section 4.7. If at the Closing the Company shall fail to tender any Note to any Lender as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Lender’s reasonable satisfaction, such Lender shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Lender may have by reason of such failure or such nonfulfillment.

(b) The Company shall be permitted to withdraw funds on deposit in the Reserve Account from time to time on or after each date (each, a “Draw Date”) on which the Company acquires additional Servicing Rights in respect of mortgage loans and such mortgage loans are designated hereunder for inclusion in the Reference Pool so long as (i) the Company has delivered to the Paying Agent one (1) Business Day prior to the Draw Date (A) a certificate executed by a Responsible Officer of the Company certifying the amount of funds to be released in connection therewith and (B) either a Market Value Report that includes such additional Servicing Rights or a separate report by the Valuation Agent that includes such additional Servicing Rights or a separate report by the Valuation Agent with respect solely to such additional Servicing Rights stating the MSR Value thereof as of the end of the prior calendar month and (ii) immediately after such withdrawal and designation there shall not be a Borrowing Base Deficiency. The remaining balance of the Reserve Account (if any) shall be released to the Company on the Maturity Date, net of any amounts owed to the Lenders and the Paying Agent.

(c) The Paying Agent shall invest any cash deposited in the Reserve Account from time to time in Cash Equivalents as directed in writing by the Company. If no direction is received, such funds shall remain uninvested. The Paying Agent shall not be held liable by reason of any insufficiency in any account resulting from any investment loss on such Cash Equivalents or any other agreed investment. So long as Event of Default shall not have occurred and be continuing, on each Payment Date, the Paying Agent shall distribute to the Company an amount equal to the investment earnings on the funds in the Reserve Account for the preceding calendar month; provided that no amounts remain owing to the Lenders or the Paying Agent on such Payment Date.

(d) The Company hereby grants to the Paying Agent, for the benefit of the Lenders, a security interest in and continuing lien on all of the Company’s right, title and interest in and to the Collection Account and the Reserve Account.

Section 4.	Conditions to Closing.

Each Lender’s obligation to fund its Loans at the Closing is subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement and in each of the other Financing Documents shall be correct when made and at the time of the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the other Financing Documents required to be performed or complied with by it prior to or at the Closing and after giving effect to the incurrence of the Loans (and the application of the proceeds thereof as contemplated by Section 5.11) no Event of Default shall have occurred and be continuing.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to the Paying Agent and each Lender an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1, Section 4.2, Section 4.9, Section 4.11, the last sentence of Section 4.12 and Section 4.13 have been fulfilled.

(b) Secretary’s Certificates. The Company shall have each delivered to the Paying Agent and each Lender a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to (i) its certificate or articles of formation, incorporation or organization, as applicable, together with any amendments thereto, certified by the relevant authority of the jurisdiction of the Company as of a recent date and a long form certificate as to the good standing of and (if available) payment of franchise taxes from such relevant authority, dated as of a recent date, in each case a copy of which is attached thereto, (ii) a true and complete copy attached thereto of its bylaws or operating agreement, as applicable, (iii) the resolutions attached thereto and other corporate or limited liability company proceedings relating to the authorization, execution and delivery of each Financing Document to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iv) the documents referred to in subclauses (i) and (ii) hereto not having been amended since the date of the certification furnished pursuant to clause (i) above, and (v) the incumbency and specimen signature of each officer, member, manager or partner (as applicable), executing such of the Financing Documents to which it is or is intended to be a party (and such Lender may conclusively rely on such certificate until it receives notice in writing from the Company).

Section 4.4 Opinions of Counsel.

(a) Each Lender and the Paying Agent shall have received opinions in form and substance reasonably satisfactory to such Lender and the Paying Agent, dated the date of the Closing from counsel for the Company, covering such matters listed on Schedule C incident to the transactions contemplated hereby (and the Company hereby instruct their counsel to deliver such opinion to the Lenders and the Paying Agent), and the Company shall have each furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on such matters.

(b) Each Lender shall have received an opinion in form and substance reasonably satisfactory to such Lender, dated the date of the Closing from counsel for the Paying Agent covering such matters incident to the transactions contemplated hereby (and the Paying Agent hereby instructs its counsel to deliver such opinion to the Lenders), and the Paying Agent shall have furnished to such counsel such documents as reasonably request for the purpose of enabling them to pass on such matters.

Section 4.5 Loans Permitted By Applicable Law, Etc. On the date of the Closing, each Lender’s funding of Loans shall not violate any Applicable Law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).

Section 4.6 Funding of Other Loans. Contemporaneously with the Closing, each Lender shall fund the Loans to be funded by it at the Closing as specified in Schedule A, as applicable.

Section 4.7 Funding Instructions. At least one (1) Business Day prior to the date of the Closing, each Lender shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the proceeds of the Loans are to be deposited (collectively, the “Funding Instructions”).

Section 4.8 Lien Searches. Each Lender shall have received the results of a recent lien search from the Secretary of State of the State of Delaware for the Company and such search shall reveal no Liens on any asset of the Company except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Lenders.

Section 4.9 Financing Documents. The Paying Agent and each Lender shall have received originals or copies of all of the Financing Documents and (i) each such Financing Document shall have been duly authorized, executed and delivered by the Company; (ii) each such Financing Document shall be legally binding and in full force and effect against the Company; (iii) no defaults, events of default, events of force majeure or material breach by the Company, of its obligations thereunder shall have occurred and be continuing; and (iv) all conditions precedent to the effectiveness of each such Financing Document shall have been satisfied in full (other than those conditions precedent which by their express terms are not required to be satisfied until a later date).

Section 4.10 Reserved.

Section 4.11 Fees and Taxes. All material filing, recordation and other similar fees related to any filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the Financing Documents have been paid in full by or on behalf of the Company (or adequate provision reasonably acceptable to the Lenders has been made for the payment thereof from the proceeds of the Loans).

Section 4.12 Financial Statements. Each Lender shall have received copies of the audited financial statements for the Company for the fiscal year ended December 31, 2012, reported on by Grant Thornton LLP. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the dates and for the periods referenced therein in accordance with GAAP.

Section 4.13 No Material Adverse Change. Since December 31, 2012, there have been no circumstances related to the Company that in the aggregate would result in a Material Adverse Effect.

Section 4.14 Appraisals; Due Diligence Completion.

(a) The Valuation Agent shall have been engaged by the Company, completed an appraisal of all Servicing Rights in respect of Mortgage Loans on the Closing Date and delivered a report to the Paying Agent and each Lender determining the Aggregate MSR Value.

(b) The Company has provided to Lenders an appraisal from Phoenix Analytic Services, Inc. setting forth the fair market value of all of the Servicing Rights in respect of Mortgage Loans, which such value shall be satisfactory to the Lenders in their sole and absolute discretion.

(c) The Lenders and their counsel shall have completed all due diligence, the results of which shall be satisfactory to the Lenders in their sole and absolute discretion.

Each Lender hereby agrees that by the execution, delivery and release of its signature page hereto, such Lender either (i) approved of or consented to each of the matters set forth in this Section 4 which must be approved by or consented to by such Lender or (ii) waived the satisfaction of such condition to closing.

Section 5.	Representations and Warranties of the Company.

The Company represents and warrants to the Paying Agent and each Lender as of the Closing Date and, to each Lender of any additional Loans, as of the date of funding of such additional Loans, that:

Section 5.1 Due Organization, etc. (a) It is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. It has all requisite limited liability company power, authority and legal right to (A) own or hold under lease and operate the properties it purports to own or hold under lease, (B) carry on its business as currently being conducted and as proposed to be conducted, (C) incur debt and create security interests and other liens on its assets, (D) execute, deliver and perform its obligations under this Agreement and the other Financing Documents to which it is a party or by which it is bound or will be at the Closing and (E) take all action as may be necessary to consummate the transactions contemplated hereunder and thereunder.

(b) It is duly qualified as a foreign corporation or limited liability company, as applicable, authorized to do business and in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing in such other jurisdiction would not, in the aggregate, have a Material Adverse Effect.

Section 5.2 Authorization and Enforceability of Financing Documents. (a) All corporate action on the part of the Company that is required for the authorization, execution, delivery and performance of this Agreement has been and, at the Closing, all action on the part of the Company that is required for the authorization, execution, delivery and performance of each other Financing Document to which it is intended to be a party, in each case shall have been duly and effectively taken, and, at the Closing, the execution, delivery and performance of each Financing Document will not require the approval or consent of any holder or trustee of any debt or other obligations or securities of the Company which will not have been obtained.

(b) This Agreement has been and, at the Closing, each other Financing Document to which the Company is a party shall have been, duly executed and delivered by the Company. Assuming such authorization, execution and delivery thereof by the other parties thereto, each Financing Document, other than the Notes, shall constitute, at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with the terms hereof or thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 Authorization and Enforceability of the Notes. The Notes have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.4 Compliance with GAAP. The audited consolidated financial statements (including the related notes and supporting schedules) of the Company and its consolidated Subsidiaries delivered to the Lenders pursuant to Section 4.12, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries as of and for the dates set forth therein.

Section 5.5 Reserved.

Section 5.6 Non-Contravention. The execution and delivery of this Agreement or any other Financing Document, the performance of or compliance with the terms and conditions hereof or thereof and the consummation of the transactions contemplated hereby and thereby, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Financing Documents, (b) do not contravene any Applicable Law or any Governmental Approvals applicable to the Company, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the or the assets of the Company, or give rise to a right thereunder to require any payment to be made by the Company, (d) do not constitute a default under or result in the violation of the provisions of any Organizational Document of the Company and (e) will not result in the creation or imposition of any Lien on any asset of the Company, except Liens created pursuant to the Financing Documents.

Section 5.7 Governmental Approvals, Licenses, Permits, etc. Except, in each case, for such noncompliance as could not reasonably be expected to have a Material Adverse Effect: (i) the Company is in compliance with all licenses, permits and other Governmental Approvals applicable to the Company; (ii) the Company has obtained any licenses or Governmental Approvals required to conduct the Company’s business, as currently conducted and (iii) the Company is in compliance with all Applicable Laws.

Section 5.8 Taxes. The Company will treat the Loans as indebtedness for U.S. Federal income tax purposes, except to the extent a change in any Applicable Law after the date hereof requires otherwise, in which case the Company shall notify each of the Lenders of such change in writing. The Company has filed, or caused to be filed, all material tax returns that it is required to have filed under Applicable Law in any jurisdiction and has paid all taxes it is required to pay to the extent due before they have become delinquent (other than those taxes that it is contesting in good faith and by appropriate proceedings with adequate reserves established for such taxes in accordance with GAAP). The Company does not know of any basis for any other tax or assessment that would have a Material Adverse Effect.

Section 5.9 Properties.

(a) The Company has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property necessary to its business as currently conducted, free of all Liens other than Permitted Liens.

(b) The Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and the use thereof by the Company does not infringe upon the rights of any other Person, except to the extent any such infringement could not be reasonably expected to result in a Material Adverse Effect.

Section 5.10 Nature of Loans. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the Loans or the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.11 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the Loans solely (i) to fund the retention or acquisition of Servicing Rights and (ii) for working capital and general corporate purposes in the ordinary course of its business. No part of the proceeds from the incurrence of the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section 5.11, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.12 Indebtedness; Liens; Corporate Separateness. As of the Closing Date:

(a) There is no outstanding Indebtedness of the Company other than Permitted Indebtedness.

(b) The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.

(c) The funds and assets of the Company are not and will not be commingled with the funds of any other Person.

Section 5.13 Investment Company Act. The Company is not, and, after giving effect to the incurrence of the Loans, will not be, an “investment company,” a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 5.14 Litigation. Other than as set forth on Schedule E, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of a Responsible Officer of the Company, threatened against the Company.

Section 5.15 No Default under Indebtedness. The Company is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions (i) under Permitted Debt Facilities or Permitted Hedging Agreements to which it is a party or (ii) contained in any other material agreement or instrument evidencing or governing Indebtedness.

Section 5.16 Solvency. After giving effect to the transaction contemplated by this Agreement and the other Financing Documents, the sum of the assets, at a fair valuation on a going concern basis, of the Company will not exceed its debts and the Company did not have and will have incurred (as a result of the incurrence of the Loans and assumption of its obligations pursuant to the Financing Documents) and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business. The Company has not commenced, and is not contemplating the commencement of, any insolvency, bankruptcy, liquidation or consolidation proceedings and has not consented to, and is not contemplating consenting to, the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Company.

Section 5.17 Reserved.

Section 5.18 Absence of Events of Default. No Event of Default has occurred and is continuing at the time of the Closing.

Section 5.19 Books and Records. The Company (a) maintains its books and records in accordance with GAAP in all material respects and, except to the extent failure to do so would not have a Material Adverse Effect, all applicable requirements of any Governmental Authority having local or regulatory jurisdiction over the Company or its business operations and (b) keeps proper books of record and account in which full, true and correct entries in all material respects are made of all materials dealings and transactions in relation to its business and activities.

Section 5.20 Foreign Assets Control Regulations, Etc.

(a) Neither the incurrence of the Loans by the Company hereunder nor its use of the proceeds thereof will cause the Lenders to violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Company is not a Person designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and does not to its knowledge engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA PATRIOT Act.

(c) The Company will not knowingly use any part of the proceeds of the Loans hereunder, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.21 Not A Foreign Person. The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 5.22 True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates furnished by or on behalf of the Company to the Paying Agent or the Lenders or their respective agents or representatives in connection with the negotiation, preparation or delivery of this Agreement or included herein or therein or delivered pursuant hereto or thereto (other than projections, budgets, or other forward-looking information or information regarding general economic or industry data) are and will be, as of the date furnished, true and accurate in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

Section 5.23 Set-Off Rights. The Company has no any actual notice from any Agency, that, other than in the normal course of the Company’s business, the Company owes Freddie Mac, Fannie Mae or HUD any material amount due by reason of any of the following arising out of the Company’s sale or servicing of mortgage loans except as disclosed to the Lenders in writing: (i) any breach of servicing obligations or breach of mortgage selling warranty to an Agency under servicing contracts relating to the Company’s entire servicing portfolio for such Agency (including without limitation any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgage loans that the Company is servicing for an Agency under the regular servicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to an Agency by reason of any inability to transfer to a purchaser of the servicing rights the Company’s selling and servicing representations, warranties and obligations, as well as any existing mortgage-backed securities recourse (regular servicing option) obligations, or other recourse obligations, or (iv) any other unmet obligations to an Agency under a servicing contract relating to the Company’s entire servicing portfolio with such Agency.

Section 5.24 Agency Approvals. The Company is an approved seller, servicer, seller/servicer or issuer, as applicable, of mortgage loans for HUD, Fannie Mae and Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is a HUD approved servicer and is in good standing to service mortgage loans for HUD, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with HUD, Fannie Mae or Freddie Mac eligibility requirements or, which would require notification to HUD, Fannie Mae or Freddie Mac.

Section 5.25 Reserved.

Section 5.26 Reserved.

Section 5.27 Compliance with ERISA. The Company has not established, and does not maintain or contribute to any Plan or Multiemployer Plan.

Section 6.	Representations of the Lenders.

Section 6.1 Loans for Investment; Security.

(a) Each Lender severally represents that it is funding the Loans for its own account and not with a view to the distribution thereof (other than from the Initial Lender and its assignees) and has received no oral or written assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Loans directly or indirectly from the Company or any other Person. Each Lender’s interest in the Loans is consistent with the investment purposes, objectives and cash flow requirements of such Lender and will not adversely affect such Lender’s overall need for diversification and liquidity. Each Lender has had an opportunity to conduct a due diligence review of the Company and its Current Business Operations and ask questions of representatives and employees of the Company. Each Lender is represented by counsel and advisors who are experienced in transactions like the transactions contemplated by this Agreement, the Notes and the other Financing Documents.

(b) Each Lender severally represents that it is a Qualified Institutional Buyer. Each Lender understands and agrees that there are economic risks incident to funding the Loans and it must bear such economic risks for an indefinite period of time because, among other reasons, the Notes evidencing the Loans have not been registered under the Securities Act (and neither the Company nor the Paying Agent is obligated to register or qualify the Notes) and may be transferred only in accordance with this Agreement and if such transfer is not required to be registered pursuant to the provisions of the Securities Act. Notwithstanding anything else in this Agreement to the contrary, each Lender agrees that it will not transfer any interest in the Loans (or the Notes evidencing such Loans) unless the transferee is a Qualified Institutional Buyer and has executed and delivered to the Lender, the Paying Agent and the Company an agreement in the form of Exhibit 3 attached hereto.

(c) Each Lender acknowledges that it is not funding its Loans as a result of or subsequent to (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio or (ii) any seminar or meeting whose attendees, including the Lender, had been invited as a result of, subsequent to or pursuant to any of the foregoing.

Each Lender has such knowledge and experience in making loans similar to the Loans (and acquiring notes similar to the Notes evidencing such Loans) and related financial and business matters and is capable of evaluating the merits and risks of making the Loans (and the Notes evidencing such Loans). Each Lender has knowledge and experience in potentially unsecured or under-secured lending to a non-rated company. Each Lender: (i) has evaluated the risks of making the Loans (and acquiring the Notes evidencing such Loans); (ii) has sought such accounting, legal, tax and investment advice as it has considered necessary to make an informed decision to make the Loans; (iii) understands there are substantial risks of loss incidental to the funding and maintaining the Loans and is able to bear such risks; (iv) can afford a complete loss of its investment in the Loans (and the Notes evidencing such Loans); (v) has determined that the Loans (and the Notes evidencing such Loans) are a suitable investment for it and (vi) acknowledges the transfer restrictions on such Loans (and the Notes evidencing such Loans) as set forth in Section 22.1(b). Each Lender understands that the issuance of any Notes to a Lender is not a recommendation by the Company or the Initial Lender (or any Affiliate thereof) to such Lender to fund the Loans. Each Lender represents that such Lender, with the assistance of such Lender’s advisors (which for purposes of the funding of the Loans did not include the Initial Lender), understands the risks of making the Loans (and acquiring the Notes evidencing such Loans), and has not relied upon the Company or the Initial Lender for any assessment of the risks of an investment in the Loans (and the Notes evidencing such Loans). Each Lender is aware that there are substantial risks incident to an investment in the Loans (and the Notes evidencing such Loans). Each Lender has made an independent decision to fund the Loans after conducting such investigation as such Lender has deemed appropriate, which has included a review of the terms of the Loans and related matters, of the risks relating to making the Loans (and acquiring the

Notes evidencing such Loans), and of the tax, accounting and regulatory implications relating to making the Loans (and acquiring the Notes evidencing such Loans). Each Lender further agrees and acknowledges that: (i) it is voluntarily assuming all risks associated with the funding of the Loans and expressly represents and warrants that (x) the Initial Lender has not made, and it disclaims the existence of or its reliance on, any representation by the Initial Lender concerning the Company or the Loans and (y) it is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the funding of the Loans, and therefore has no claims against the Initial Lender or the Company with respect thereto; (ii) if any such claim may exist, each Lender, recognizing its disclaimer of reliance as a condition to funding the Loans, covenants and agrees not to assert any such claim against the Company or Initial Lender or any of its officers, directors, employees, shareholders, partners, agents, representatives or affiliates. Each Lender acknowledges that it has received and reviewed the information posted on the Company’s password-protected website with regard to the Loans. Each subsequent Lender understands and acknowledges that the Initial Lender and its Affiliates may have future or existing relationships with the Company, and may take actions it deems necessary or desirable to protect its interests arising from those relationships, even if those actions have material and adverse consequences for any subsequent Lender. Each Lender is aware that the Company and the Initial Lender (and its Affiliates) are relying upon the truth of the acknowledgments, representations, warranties and agreements contained in this Section 6.1 in connection with its role in any transfer of a Lender’s rights and obligations under this Agreement.

Section 6.2 Corporate Power and Authority. Each Lender represents that it has full power and authority (corporate, regulatory and other) to execute and deliver this Agreement and to fund and hold the Loans. Each Lender’s funding of the Loans and the execution and delivery of this Agreement have been duly authorized by all necessary action (corporate, regulatory and other) on its behalf and, upon execution by such Lender, this Agreement and any other Financing Documents to which such Lender is a party will constitute valid and legally binding obligations of such Lender enforceable against such Lender in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6.3 Money-Laundering. No Lender nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the regulations of the United States Department of the Treasury Office of Foreign Assets Control or any enabling legislation or executive order relating thereto or (C) the USA PATRIOT Act or (iii) is a Sanctioned Person.

Section 6.4 Reliance. Each Lender acknowledges and agrees that (i) the Company will, and is entitled to, rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgements and agreements and (ii) if any of the foregoing representations warranties, acknowledgments and agreements made or deemed to have been made is no longer accurate, such Lender will promptly notify the Company.

Section 6.5 No Funding with Plan Assets. No Lender shall fund any portion of any Loan or hold any Loan, with “plan assets” as defined by Section 3(42) of ERISA.

Section 7.	Information as to Company.

Section 7.1 Financial and Business Information. The Company shall deliver, or cause to be delivered, to the Paying Agent (with respect to (c) and (d) below) and each Lender, which delivery may be by electronic mail):

(a) Quarterly Statements — within 60 days after the end of each of the first three fiscal quarters of the Company, unaudited consolidated balance sheet and related statements of income of the Company as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, in each case certified by a Senior Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(b) Annual Statements — as soon as available but no later than 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth, in each case, in comparative form the figures for the previous year, as of the end of such fiscal year, and accompanied by an opinion thereon of independent public accountants of recognized national standing (without a “going concern” or like qualification or exception, except to the extent such qualification is due to the maturity of the Loans, and without any qualification or exception as to the scope of such audit), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries and the Company’s and its consolidated Subsidiaries’ results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances accompanied by any management letter prepared by said accountants;

(c) Compliance Certificates, etc. — (1) no later than one Business Day after each Calculation Date, (i) a certificate of a Senior Financial Officer of the Company in substantially the form of Exhibit 2A setting forth the amount of any Senior Agency Claims paid during the preceding calendar month and (ii) a copy of the Market Value Report along with the related loan tape that was provided to the Valuation Agent for such period and (2) no later than the last day of the calendar month following each Calculation Date, (i) a certificate of a Senior Financial Officer of the Company in substantially the form of Exhibit 2B (A) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 10.7, 10.8 and 10.9 as of the end of the preceding calendar month and (C) stating the percentage of Financed Non-Agency Loans as relative to the outstanding principal balance of all mortgage loans reflected on the Company’s balance sheet as of the end of the preceding calendar month and the percentage of Financed Non-Agency Loans that are Qualified Mortgage Loans and (ii) the unaudited consolidated balance sheet and income statement of the Company as of the end of the preceding calendar month; and

(d) Requested Information — with reasonable promptness, such other information with respect to the business, operations, affairs, financial condition, assets or properties of the Company as the Paying Agent (at the written direction of the Lenders) and the Lenders may from time to time reasonably request, provided that the Company shall not be obligated to provide such information to the extent (i) such disclosure would violate attorney client privilege or applicable confidentiality requirements or constitute attorney work product or (ii) the Company would otherwise be prohibited by law or fiduciary duty from disclosing such information.

Section 7.2 Notices of Material Events. The Company will furnish to each Lender, and in the case of Section 7.2(a) below, the Paying Agent, written notice of the following:

(a) Notice of Event of Default — within five (5) Business Days after a Responsible Officer of the Company obtains actual knowledge of the occurrence and/or continuance thereof, written notice of the occurrence of any event or condition which constitutes a Default or an Event of Default, in each case specifically stating that such event or condition has occurred and describing it and any action being or proposed to be taken with respect thereto; or

(b) Material Adverse Effect — within five (5) Business Days after a Responsible Officer of the Company obtains actual knowledge of the occurrence and/or continuance thereof, written notice of any event or condition that could reasonably be expected to have a Material Adverse Effect.

(c) Litigation — promptly, and in any event within ten (10) days after service of process on the Company, written notice of all litigation, actions, suits, arbitrations, investigations or other legal or arbitrable proceedings before any Governmental Authority to which (i) the Company is a party or (ii) relates to any of the Mortgage Loans or Servicing Rights in respect of Mortgage Loans and which (in the case of clause (i) or clause (ii)), if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(d) Termination of Servicing — promptly upon (a) receipt of notice or actual knowledge of a Responsible Officer of the Company of any termination of servicing for cause under any Servicing Contract or other servicing agreement regardless of whether such agreement or the rights thereunder constitute Servicing Rights hereunder, (b) receipt of notice or actual knowledge of a Responsible Officer of the Company of any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, under any Servicing Contract or other servicing agreement relating to the Servicing Rights in respect of the Mortgage Loans or (c) the Company becoming unable to comply with any of the HUD, Fannie Mae or Freddie Mac eligibility requirements, or the loss of its approval through the respective agency.

(e) Liens — promptly after a Responsible Officer of the Company obtains actual knowledge thereof, the creation or assertion of any Lien on the Servicing Rights in respect of Mortgage Loans or any other servicing rights relating to mortgage loans not included in the Reference Pool.

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Section 7.3 Books and Records. The Company shall keep or cause to be kept in reasonable detail books and records of account of its assets and business. The Company shall collect and maintain or cause to be collected and maintained all records relating to the Servicing Rights in respect of Mortgage Loans in accordance with industry custom and practice for assets similar to the Servicing Rights, and all such records shall be in the possession (through physical possession or possession through its collateral custodian, agent, or other representative) of the Company or a subservicer appointed by the Company unless the Paying Agent at the direction of the Lenders otherwise approves, or such records are removed in connection with servicing a specific Mortgage Loan in accordance with industry custom and practice.

Section 7.4 Inspection of Books and Records. Subject to any restrictions imposed by Applicable Law and/or any Applicable Agency Guidelines, the Company shall permit the representatives of the Lenders and the Paying Agent (including, but not limited to, their employees and any consultants, accountants, lawyers, appraisers and third-party auditors retained by the Lenders or Paying Agent, as applicable; provided that the Lenders shall cause any such representatives to be bound by the provisions of Section 23):

(a) No Event of Default — If no Event of Default then exists, and upon reasonable prior notice to the Company, but in no event more than once per year, with the reasonable out-of-pocket expenses to be borne by the Company, subject to an annual maximum of $[***], to conduct at the Company’s premises, field examinations of the Company’s procedures and operations (including those relating to mortgage loan servicing), assets, liabilities, property, books and records, including examining (but not making extracts from) its books and records, and to discuss the affairs, operations, finances and accounts of the Company with the Company’s designated officers, as appropriate; and

(b) Event of Default — If an Event of Default then exists, at the expense of the Company, to conduct at the Company’s premises, field examinations of the Company’s procedures and operations (including those relating to mortgage loan servicing), assets, liabilities, property, books and records, including examining (but not making extracts from) its books and records, and to discuss the affairs, operations, finances and accounts of the Company with the Company’s officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested.

(c) Reports to Lenders — The Company acknowledges that the Paying Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its assets for internal use by the Paying Agent and the Lenders.

Section 7.5 Servicing. To the extent that the Company services its mortgage loans directly, it shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Contracts. To the extent that the Company contracts with a third- party for the servicing of its mortgage loans, it shall maintain adequate supervision procedures and experienced personnel necessary for the oversight of sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Contracts.

Section 7.6 Modification to Servicing Contracts. The Company shall not consent to any amendment to any Servicing Contract that could reasonably be expected to have a Material Adverse Effect.

Section 7.7 Quality Control. The Company shall maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to servicing. Such program shall be capable of evaluating and monitoring the overall quality of the Company’s servicing activities. Such program shall (i) guard against dishonest, fraudulent, or negligent acts; and (ii) guard against errors and omissions by officers, employees, or other authorized persons.

Section 7.8 Monthly Valuation of Servicing Rights. (a) At least three (3) Business Days prior to each Calculation Date, the Valuation Agent shall provide a report to the Company, the Paying Agent and the Lenders stating the Aggregate MSR Value as of the end of the prior calendar month (the “Market Value Report”). If the Valuation Agent resigns or fails to provide a Market Value Report, the Company shall, within 30 days of such resignation or failure, cause a successor Valuation Agent approved by the Required Lenders (such approval not to be unreasonably withheld or delayed) to assume the obligations of the Valuation Agent hereunder. Until the date on which such successor Valuation Agent provides a Market Value Report, the Aggregate MSR Value shall be deemed to be as reported in the most recent previous Market Value Report and, until such report is provided, no Excess Servicing Fee Cashflow shall be released to the Company after payments have been made on each Payment Date.

(b) At any time during the term of this Agreement, the Company or any Objecting Lender shall have the right to send written notice to the other parties disputing the Aggregate MSR Value (a “Dispute Request”); provided that such right may be exercised no more often than one time per calendar month. After issuance of a Dispute Request, the Company and the Lenders shall negotiate in good faith for two (2) Business Days to determine the Aggregate MSR Value of such Servicing Rights. If the parties cannot come to agreement related to such dispute, the parties agree to request an additional valuation from an Alternate Valuation Firm such valuation to be made as of the same date as of the most recent Market Value Report. The Company will transmit all data regarding the Servicing Rights in respect of Mortgage Loans necessary to perform a valuation to the Alternate Valuation Firm within one (1) Business Day and the parties will agree to request an immediate valuation of the portfolio to be completed as soon as reasonably possible. Upon receipt of the additional valuation, the Aggregate MSR Value of the Servicing Rights in respect of Mortgage Loans will be deemed to equal the average of the Aggregate MSR Value provided in the most recent previous Market Value Report and the valuation provided by the Alternate Valuation Firm. Until such time as the additional valuation is provided by the Alternate Valuation Firm, however, the parties agree to use the prior agreed upon Aggregate MSR Value for all calculations (collectively, the “Dispute Mechanics”). The Company will bear the fees and expenses of the Alternate Valuation Firm.

(c) Not more than once per calendar month, an Objecting Lender shall have the right to request (at its or their sole cost and expense) that an Alternate Valuation Firm provide an opinion on the fair market value of all Servicing Rights (the “Third Party Aggregate MSR Value”). The Company agrees to reasonably cooperate with such request and provide to such Alternate Valuation Firm such information reasonably necessary to enable such Alternate Valuation Firm to provide a Third Party Aggregate MSR Value. In the event that the Third Party Aggregate MSR Value differs from the Aggregate MSR Value reflected in the Market Value Report by 5.0% or less of such Aggregate MSR Value, then no action shall be taken and Aggregate MSR Value shall continue to be as provided in the Market Value Report. In the event that the Third Party Aggregate MSR Value differs from the Aggregate MSR Value reflected in the Market Value Report by more than 5.0% of such Aggregate MSR Value, the Aggregate MSR Value of the Servicing Rights in respect of Mortgage Loans will equal the average of the Aggregate MSR Value provided in the most recent previous Market Value Report and the Third Party Aggregate MSR Value.

(d) In any single calendar month, the Lenders may exercise the rights granted to Objecting Lenders under either Section 7.8(b) or Section 7.8(c), but not both sections.

Section 8.	Payment and Prepayment of the Loans.

Section 8.1 Interest. Interest shall accrue on the Loans daily from the date of funding. On each Payment Date, commencing with the Payment Date in November 2013, the Company shall pay interest accrued on the Loans on each day during the preceding Interest Accrual Period (plus any interest accrued in prior Interest Accrual Periods that remains unpaid) (a) on the unpaid balance of the Loans at the rate of 11.00% per annum from the date hereof until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate. Interest shall be paid on the basis of a 360-day year consisting of twelve 30-day months.

Section 8.2 Optional Prepayments.

(a) The Company may, at its option, upon notice as provided in clause (d) below, prepay (solely with funds obtained in connection with an initial public offering of the Company) at any time on or prior to the Maturity Date, any part of the Loans, so long as the aggregate amount does not exceed 35% of the Loans outstanding on the date of prepayment, at 100% of the principal amount so prepaid plus accrued interest up through the date of such repayment, which payments shall be allocated as provided in Section 8.6. No Make-Whole Amount shall be payable in connection with any prepayment made in accordance with this Section 8.2(a).

(b) Reserved.

(c) In addition, the Company may, at its option, at any time, prepay the Loans in whole or in part so long as the Company simultaneously pays all applicable Make-Whole Amounts in connection with any such prepayment made pursuant to this Section 8.2(c).

(d) The Company will give the Paying Agent and each Lender written notice of each optional prepayment under this Section 8.2 not less than three (3) Business Days prior to the date fixed for such prepayment (such date, the “Prepayment Date”). Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Loans to be prepaid on such date, the principal amount of each Loan held by such Lender to be prepaid (determined in accordance with Section 8.6) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by an Officer’s Certificate as to any Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Any partial prepayments shall be noted on the payment grid of the affected Note; provided, that failure by the Paying Agent to note any such partial prepayment shall not render such Note ineffective or impair its enforceability.

Section 8.3 Mandatory Prepayments. On each Payment Date, the Company shall make the following mandatory prepayments on the Loans, to the extent applicable:

(a) Subject to the Dispute Mechanics in Section 7.8(a), in the event that the Market Value Report most recently delivered to the Paying Agent by the Valuation Agent indicates that the outstanding aggregate principal balance of the Loans exceeds the Borrowing Base (a “Borrowing Base Deficiency”), then the Company shall, at its option, either (i) prepay the Loans, such that after giving effect to such prepayment, the Borrowing Base Deficiency is eliminated or (ii) deposit cash into the Collection Account in an amount sufficient to eliminate any Borrowing Base Deficiency;

(b) In the event that the Cash Flow Turbo Trigger is in effect, then 100% of Excess Servicing Fee Cashflow shall be applied to the principal balance of the Loans;

(c) In the event that the Tangible Net Worth Trigger is in effect, then 100% of Excess Servicing Fee Cashflow shall be applied to the principal balance of the Loans; and

(d) Any cash deposited into the Collection Account in accordance with Section 8.3(a)(ii) above shall, in each case, at the Company’s written direction, (i) remain on deposit in the Collection Account, (ii) be released to the Company on the next Payment Date if no Borrowing Base Deficiency still exists or (iii) shall be applied to eliminate any Borrowing Base Deficiency.

(e) For the avoidance of doubt, no Make-Whole Amount shall be payable by the Company on account of any mandatory prepayments required by this Section 8.3.

Section 8.4 Cash Management.

(a) The Company shall deposit into the Collection Account, within two (2) Business Days of collection thereof, all Excess Servicing Fee Cashflow.

(b) By 12:00 noon Eastern time on the third Business Day after each Calculation Date, the Paying Agent shall make available on its website (currently located at www.usbank.com/abs) a report to the Company and the Lenders specifying (i) the amount of each payment that will be required to be made by the Company on the upcoming Payment Date pursuant to Sections 8.1 and 8.2, (ii) the amount of payments that will be required to be made on the upcoming Payment Date under Section 8.3(a) in order to cure any Borrowing Base Deficiency (based on valuation reports received by the Paying Agent pursuant to Section 7.8), (iii) the amount of any payment required under Section 8.3(b) on the upcoming Payment Date, (iv) the aggregate of all payments set forth in clause (i) through (iii) above and (vi) below, (v) the amount on deposit in the Collection Account as of the Calculation Date, and (vi) whether any payments are required under Section 8.3(c) (and, if so, the amount thereof). If no payments are required under Section 8.3(c), and if the amount on deposit in the Collection Account is less than the amount reported in clause (iv) above, the Company shall deposit into the Collection Account, by no later than the close of business on the Business Day before the Payment Date, the amount of such shortfall. If no such deposit is required, or if the Company deposits any required amount into the Collection Account on a timely basis, then the Paying Agent shall make all payments under Sections 8.1, 8.2 and 8.3 from amounts on deposit in the Collection Account as of the Calculation Date, and shall release any excess amounts to the Company after making such payments (net of any overdue amounts owed to the Paying Agent). If a deposit is required and the Company fails to make such a deposit, then the Company shall be required to pay all amounts owing under Sections 8.1, 8.2 and 8.3(a) directly to the Lenders on the upcoming Payment Date, and the Paying Agent shall only use amounts on deposit in the Collection Account as of the Calculation Date to make any required payments under Section 8.3(b).

(c) If payments are required under Section 8.3(b) or 8.3(c) on the upcoming Payment Date, then the Company shall be required to deposit all amounts payable under Sections 8.1, 8.2 and 8.3(a) into the Collection Account so that the Excess Servicing Fee Cashflow can be used solely to make the payments required under Sections 8.3(b) and 8.3(c).

(d) The Paying Agent shall invest any cash deposited in the Collection Account from time to time in Cash Equivalents as directed in writing by the Company. The Paying Agent shall not be held liable by reason of any insufficiency in any account resulting from any investment loss on Cash Equivalents or any other agreed investment. Investment earnings on such investments shall be retained in the Collection Account and used for any payments to be made pursuant to this Section 8.4.

(e) During the existence of a Borrowing Base Deficiency, the Company shall deposit into the Reserve Account all cash received by the Company in respect of any sale of any Servicing Rights owned by the Company until such Borrowing Base Deficiency is eliminated;

(f) Upon the occurrence of an Event of Default, any cash on deposit in the Reserve Account shall be paid shall be applied immediately by the Paying Agent to reduce the outstanding principal amount of the Loans, which payments shall be allocated as provided in Section 8.6.

(g) Upon a breach of Section 10.7, Section 10.8 or Section 10.9, until the Company has cured any such breach, no Excess Servicing Fee Cashflow shall be released to the Company after payments have been made on each Payment Date. The Paying Agent shall not be deemed to have knowledge of any such breach unless a Responsible Officer of the Paying Agent has actual knowledge of, or has received written notice of, such breach.

Section 8.5 Offer to Prepay. Upon the occurrence of a Change of Control, the Company shall be required to offer (but the Lenders shall not be required to accept such offer) a full prepayment of the Loans at a price equal to 101% of the outstanding principal balance thereof, plus unpaid accrued interest, if any, to the date of purchase. The Company shall provide written notice to the Paying Agent of any offers made under this Section 8.5.

Section 8.6 Allocation of Partial Prepayments. In the case of each partial prepayment of the Loans, the principal amount of the Loans to be prepaid shall be allocated among all of the Loans at the time outstanding in proportion to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.7 Maturity; Surrender, Etc. In the case of each prepayment of Loans pursuant to this Section 8, the principal amount of each Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make- Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.8 Optional Defeasance.

(a) The Company may, at its option, provide for the defeasance of any Loan or Loans made hereunder in the manner provided in this Section 8.8. The Company shall cease to be under any obligation to comply with any term, provision, condition or covenant of this Agreement with respect to any such Loan, and the Company shall be deemed to have paid and discharged the entire indebtedness of such Loan, when:

(i) the Company has irrevocably deposited or caused to be irrevocably deposited with the Paying Agent cash or United States Treasury bonds with a maturity not exceeding the Maturity Date, in trust for such purpose, in an amount sufficient to pay and discharge (A) the amount of interest due hereunder on each Loan on each Payment Date on and after the date of such deposit and (B) the entire outstanding principal balance of such Loan on the Maturity Date and payment of monthly fees owed to the Paying Agent pursuant to Section 16; and

(ii) the Company has delivered to the Paying Agent an officer’s certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the indebtedness represented by such Loan have been complied with.

(b) To the extent that cash is not deposited pursuant to Section 8.8(a)(i), any United States Treasury bonds so deposited shall have scheduled payments in such amounts and at such times as shall be sufficient to enable the Paying Agent to make the payments specified in clauses (A) and (B) of Section 8.8(a)(i), without the need to reinvest any cash so held in trust. All monies deposited with the Paying Agent pursuant to this Section 8.8 shall be held in trust and applied by it, in accordance with the provisions of this Agreement, to the payment to the Paying Agent and to the Lender with respect to the particular Loan for the payment or redemption of which such monies have been deposited with the Paying Agent; but such monies need not be segregated from other funds except to the extent required by law; provided, that in the event that any amounts remain in trust following the payment in full of the principal and interest on such Loan, such amounts shall be released by the Paying Agent to the Company.

Section 8.9 Withholding; No Additional Amounts. In the event that the Company is required to withhold any amounts under Applicable Law, the Company shall (i) withhold or deduct any taxes required to be withheld or deducted from any payment due hereunder, and (ii) not be required to pay any additional amounts in respect of such withheld amounts.

Section 8.10 Withholding Tax Certifications. Each Lender that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to the Company and the Paying Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof, on the Closing Date) or on or prior to the date of the assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times upon a reasonable request and as may be reasonably necessary in the determination of the Company, (i) two original copies of IRS Form W-8BEN (noting the basis for its exemption), W-8ECI and/or W-8IMY (including all applicable attachments) or, in each case, any successor forms, as applicable, properly completed and duly executed by such Lender under penalties of perjury, and such other documentation required under the Code, including any additional information reasonably requested by the Company, to establish that such Lender is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of interest under any of the Financing Documents. Each Lender that is a U.S. person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “U.S. Lender”) shall deliver to the Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of IRS Form W-9 or any successor form, properly completed and duly executed by such Lender under penalties of perjury, certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax.

Section 9.	Affirmative Covenants.

The Company covenants that so long as any of the Loans are outstanding:

Section 9.1 Compliance with Laws. The Company shall comply with all Applicable Laws and Governmental Approvals, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

Section 9.2 Governmental Approvals; Title to Assets. The Company shall at all times (i) obtain and maintain in full force and effect all Governmental Approvals required at such time in connection with the Company’s businesses, the ownership of its property and the performance of its obligations under the Financing Documents and (ii) preserve and maintain good and valid title or leasehold or easement rights to the Company’s properties and assets (subject to no Liens other than Permitted Liens) except in each case specified in clauses (i) and (ii) above when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Insurance. The Company will maintain with financially sound and reputable carriers insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 9.4 Use of Loan Proceeds. The Company will apply the proceeds of the Loans solely in accordance with the limitations set forth in Section 5.11.

Section 9.5 Taxes. The Company shall timely file all material tax returns and reports required to be filed under Applicable Law in any jurisdiction and pay, prior to delinquency, all taxes shown to be due and payable on such returns and all other taxes, assessments, and governmental levies imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable except such as are contested by the Company on a timely basis and in good faith and by appropriate proceedings and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or where the failure to effect such payment would not have a Material Adverse Effect.

Section 9.6 Payment of Loans. The Company shall pay or cause to be paid the principal of, the Make-Whole Amount, if any, and interest on the Loans on the dates and in the manner provided in this Agreement, the Notes and the other Financing Documents.

Section 9.7 Maintenance of Existence. The Company shall do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence as a corporation in good standing under the laws of the State of Delaware, (ii) to preserve and keep in full force and effect its qualification to do business and its good standing in the State of Delaware and each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted (including performance of the Financing Documents to which it is a party) makes such qualification necessary, except where the failure to be so qualified or in good standing in such other jurisdiction would not, in the aggregate, have a Material Adverse Effect, (iii) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to its business as currently conducted and (iv) at all times maintain and preserve all property necessary to its business as currently conducted and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary to its business as currently conducted (in each case except as expressly permitted by this Agreement).

Section 9.8 Equal Treatment of all Lenders. The Company agrees that, should the Company or any Affiliate thereof offer to enter into an agreement with any Lender, on after the date hereof, relating to this Agreement, the Notes, the Servicing Rights in respect of Mortgage Loans, or any of the transactions relating hereto or thereto (including, but not limited to, with respect to the prepayment of the Loans and the guaranties or financial covenants with respect thereto), prior to consummating any such agreement, the Company or its Affiliates, shall provide to each other Lender, an offer with terms at least as favorable as those contemplated by such agreement. For the avoidance of doubt, nothing in this Section 9.8 shall prohibit the Company or any of its Affiliates from incurring Indebtedness permitted by this Agreement with any Lender so long as such Indebtedness does not relate to the Servicing Rights in respect of Mortgage Loans.

Section 9.9 Non-Agency Loans. On any date of determination on or after the Closing, any mortgage loans funded by the Company that are not sold to an Agency (“Non- Agency Loans”) shall be subject to purchase pursuant to a firm commitment purchase agreement with a third-party purchase. In addition, (i) Non-Agency Loans that have been subject to warehouse or other financing for more than 30 days (the “Financed Non-Agency Loans”) shall not represent a percentage greater than 5% of the outstanding principal balance of all mortgage loans reflected on the Company’s balance sheet and (ii) at least 50% of the Financed Non- Agency Loans shall represent “qualified mortgage loans” as defined in Section 129C of the federal Truth-in-Lending Act, 15 U.S.C. 1639c, and as further defined in Regulation Z, 12 C.F.R. Part 1026.43(c) and (e) as may be amended from time to time (“Qualified Mortgage Loans”).

Section 10.	Negative Covenants.

The Company covenants that so long as any of the Loans are outstanding:

Section 10.1 Prohibition on Fundamental Changes. The Company shall not enter into any transaction of merger or consolidation, change its business beyond Current Business Operations, liquidate or dissolve itself (or suffer any liquidation or dissolution) or discontinue its business unless the Company, is the continuing entity following such merger or consolidation. If, notwithstanding the requirement set forth in the preceding sentence, the Company is not the continuing entity following any such transaction, the successor Person formed by such consolidation or into which the Company, as the case may be, is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Loans with the same effect as if such successor Person had been named as such.

Section 10.2 Nature of Business. The Company shall not engage in any business other than Current Business Operations and business reasonably related thereto.

Section 10.3 Incurrence of Indebtedness; Negative Pledge.

(a) If at any time the Company is not in compliance with any of Sections 10.7, 10.8 and 10.9 of this Agreement, or if entering into any Indebtedness would cause non- compliance with any such Section, the Company shall not create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

(b) The Company shall not grant, create, incur, assume or suffer to exist any Liens upon the Servicing Rights in respect of Mortgage Loans. The Company shall not grant, create, incur, assume or suffer to exist any Liens upon any of its other properties except for Permitted Liens.

Section 10.4 Limitations on Guarantees. If at any time the Company is not in compliance with any of Sections 10.7, 10.8 and 10.9 of this Agreement, or if entering into a Guarantee would cause non-compliance with any such Section, the Company shall not enter into any Guarantee, including in connection with any joint venture, other than Guarantees of Permitted Indebtedness and other obligations not prohibited by this Agreement.

Section 10.5 Sale of Assets. The Company shall not sell, lease (as lessor) or transfer (as transferor) or otherwise dispose of any property or assets, whether now owned or hereafter acquired if such sale, lease or transfer would reasonably be expected to have a Material Adverse Effect.

Section 10.6 Restricted Payments. The Company shall not make any Restricted Payments, except that (i) during the one-year period following the Closing Date, the Company shall be permitted to pay distributions to its members of up to 10% of its net income after taxes for the preceding fiscal quarter, so long as the payment of such distributions does not cause non- compliance with Sections 10.7, 10.8 and 10.9 hereof and (ii) following the one-year anniversary of the Closing Date, the Company shall be permitted to pay distributions to its members of up to 20% of its net income after taxes for the preceding fiscal quarter, so long as the payment of such distributions does not cause non-compliance with Sections 10.7, 10.8 and 10.9 hereof. In making the calculation of net income for the purpose set forth in the preceding sentence, “earn- out” payments made to sellers of assets or stock to the Company in connection with any acquisition or other investment shall be treated as an expense of the Company.

Section 10.7 Minimum Tangible Net Worth. The Company shall not permit the Tangible Net Worth of the Company to be less than the Minimum Tangible Net Worth.

Section 10.8 Minimum Cash Balance. On each Calculation Date, the Company shall not permit the sum of (a) the Non-Restricted Cash of the Company, (b) the value of the Company’s equity and haircuts in respect of financing facilities and (c) the Company’s short term investments, to be less than $35,000,000.

Section 10.9 Maximum Consolidated Leverage. On any date following the Closing Date and continuing through April 18, 2014, to the extent that the Debt Ratio is greater than 75% and less than or equal to 85%, the Company shall not permit the Consolidated Leverage Ratio of the Company to be greater than 7.5:1. On any date following April 18, 2014, to the extent that the Debt Ratio is greater than 65% and less than 75%, the Company shall not permit the Consolidated Leverage Ratio of the Company to be greater than 7:1 (or 6:1 in the event that Restricted Payments are made by the Company during such period) and to the extent that the Debt Ratio is less than or equal to 65%, the Company shall not permit the Consolidated Leverage Ratio of the Company to be greater than 8:1 (or 7:1 in the event that Restricted Payments are made by the Company during such period).

Section 10.10 No Plan Assets. The Company covenants and agrees that it shall notify the Lenders in writing as soon as practicable in the event that a Responsible Officer of the Company becomes aware that it is reasonably likely that the Company’s assets may become “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

Section 10.11 Transactions with Affiliates. The Company shall not enter into any transaction with any Affiliate, except:

(a) employment and severance arrangements between the Company and its officers and employees and transactions pursuant to stock option plans and employee benefit plans and similar arrangements;

(b) the payment of customary fees, compensation, and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers and employees of the Company;

(c) pursuant to the reasonable requirements of the business of the Company, upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(d) payment of or reimbursement of indemnitees and reimbursement for reasonable, documented out-of-pocket costs and expenses to the Sponsor or its Affiliates in connection with services rendered to the Company pursuant to the management agreement; or

(e) as otherwise expressly permitted by this Agreement.

Section 10.12 True and Complete Information. All information furnished after the date hereof by or on behalf of the Company to the Paying Agent or the Lenders in connection with this Agreement and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company shall fail to pay to the Paying Agent any principal to the extent required to cure a Borrowing Base Deficiency on a Payment Date in accordance with Section 8.3(a), or any interest or fees on the Loans when the same becomes due and payable, whether by scheduled maturity or required prepayment or by acceleration or otherwise;

(b) the Company shall fail to pay in full the principal amount of the Loans on the Maturity Date and such failure continues unremedied for more than three (3) Business Days following the Maturity Date;

(c) the Company shall fail to observe any covenant contained in Sections 10.7, 10.8 or 10.9 of this Agreement and such failure shall continue unremedied until the next calendar month end;

(d) any representation or warranty made or deemed made by or on behalf of the Company in, or in connection with, this Agreement or any other Financing Document shall prove to have been materially incorrect when made or deemed made and such failure shall continue unremedied for more than five (5) Business Days after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or notice thereof from the Paying Agent (which notice will be given at the request of any Lender) or any Lender; provided that if such failure is unable to be remedied, a breach of this subsection (d) shall be an immediate Event of Default;

(e) the Company shall fail to observe or perform any covenant contained in Sections 9.7, 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6 and such failure continues unremedied for more than ten (10) Business Days after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or notice thereof from the Paying Agent (which notice will be given at the request of any Lender) or any Lender;

(f) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of actual knowledge of such breach by a Responsible Officer of the Company or notice thereof from the Paying Agent (which notice will be given at the request of any Lender) or any Lender;

(g) the failure of the Company to maintain its status as an approved Agency servicer (including any minimum net worth requirements established by such Agency) and such failure shall continue unremedied for more than thirty (30) Business Days;

(h) either the Company:

(i) files, or consents by answer or otherwise to the filing against it of, a petition seeking any reorganization, arrangement, adjustment, liquidation, dissolution or composition or similar relief for itself or its debts under any Debtor Relief Law; or

(ii) in any involuntary case, proceeding or other action commenced against it which seeks to have an order for relief (injunctive or otherwise) entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Debtor Relief Law (A) fails to obtain a dismissal of such case, proceeding or other action within sixty (60) days of its commencement, or (B) converts the case from one chapter of the Bankruptcy Code, to another chapter, or (C) is the subject of an order for relief that remains unstayed and in effect for a period of sixty (60) days; or

(iii) is adjudicated as insolvent or to be liquidated; or

(iv) a court of Governmental Authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Debtor Relief Law, or orders the dissolution, winding- up or liquidation of the Company or any of its Subsidiaries; or

(v) a trustee, receiver, liquidator, custodian or other official is appointed or the Company or any of its Subsidiaries consents or acquiesces to the appointment of a trustee, receiver, custodian or other official for or to take possession of all or any part of its property or has any court take jurisdiction of any of its property, which action remains undismissed for a period of sixty (60) days (the term “acquiesce” as used in this clause, includes the failure to file a notice of appeal, petition or motion to vacate, remove or discharge any order, judgment or decree within 10 days after the entry of such order, judgment or decree); or

(vi) takes any corporate or limited liability company action for the purpose of any of the foregoing;

(i) the entry of one or more final and non-appealable judgment or judgments for the payment of money (exclusive of judgment amounts covered by insurance) against the Company , which remain unpaid or unstayed for a period of thirty (30) or more consecutive days and would reasonably be expected to have a Material Adverse Effect;

(j) an “event of default” (after expiration of all applicable grace periods) shall be declared in writing on any Indebtedness of the Company that is outstanding in a principal amount of at least $5,000,000, individually (each, a “Material Debt Facility”);

(k) the fair market value of all of the servicing rights owned by the Company is greater than 80% of the Tangible Net Worth; or

(l) an Agency Claims Trigger Event shall have occurred.

Section 12.	Remedies on Default, Etc.

Section 12.1 Acceleration.

(a) In the case of any Bankruptcy Event, all the Loans then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Lenders may at any time, at their option, by notice or notices to the Company and the Paying Agent, declare all the Loans then outstanding to be immediately due and payable and may direct the Company, to transfer the Company Servicing Rights to a successor servicer selected by the Lenders. The Company shall comply with such direction as soon as reasonably practicable.

Upon the Loans becoming due and payable under this Section 12.1, whether automatically or by declaration, the Loans will forthwith mature and the entire unpaid principal amount of the Loans, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 12.2 Reserved.

Section 12.3 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Loans have become or have been declared immediately due and payable under Section 12.1, the Required Lenders may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.4 Rescission. At any time after any Loans have been declared due and payable pursuant to Section 12.1(b), the Required Lenders, by written notice to the Company and the Paying Agent, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Loans, all overdue principal of and any other amounts that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any other amounts and (to the extent permitted by Applicable Law) any overdue interest in respect of the Loans, at the Default Rate and any amounts due and owing to the Paying Agent, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Loans. No rescission and annulment under this Section 12.4 will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 12.5 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Lender’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Financing Document upon any Lender shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the Lender on demand such further amount as shall be sufficient to cover all costs and expenses of such Lender incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Collection Account and Reserve Account.

(a) Each of the Collection Account and the Reserve Account is, and will be maintained as a “securities account” (as defined in Section 8-501 of the UCC) or, if determined not to be a “securities account,” a “deposit account” (as defined in Section 9-102(a)(29) of the UCC). If and to the extent that the Collection Account or the Reserve Account is a “deposit account” (within the meaning of Section 9-102 of the UCC), each of the parties hereto agrees that this Agreement constitutes an “authenticated record” for purposes of Section 9-104 of the UCC.

(b) If and to the extent that the Collection Account or the Reserve Account is a “securities account” (within the meaning of Section 8-501 of the UCC):

(i) all securities, financial assets, or other investment property (other than cash) credited to each account will be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary. In no case will any financial asset credited to any of the Collection Account or the Reserve Account be registered in the name of the Company, payable to the order of the Company, or specially endorsed to the Company unless the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(ii) all financial assets delivered to the Securities Intermediary pursuant to this Agreement or the Financing Documents (including all deposits required to be made by the Company pursuant to Section 8.4) will be promptly credited to the Collection Account or Reserve Account, as applicable; and

(iii) the Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument, or cash) credited to the applicable Account will be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(c) Absent further instruction from the Paying Agent, the Securities Intermediary hereby agrees to distribute in accordance with the provisions of this Agreement and the other Financing Documents (including, without limitation, the provisions of Section 8.4, in the case of the Collection Account), the funds on deposit in each account.

(d) The Securities Intermediary agrees that if, at any time, it receives any order (including, without limitation, entitlement orders) from the Paying Agent (i) directing disposition of funds in any of the Collection Account or the Reserve Account or (ii) directing transfer or redemption of the financial assets relating to any of the Collection Account or the Reserve Account (such order, the “Paying Agent Order”), the Securities Intermediary will comply with such Paying Agent Order without further consent by the Company or any other person.

(e) Notwithstanding anything to the contrary contained herein, if at any time, the Securities Intermediary receives conflicting orders or instructions from the Paying Agent, the Company, or any other person, the Securities Intermediary will follow the orders or instructions of the Paying Agent and not of the Company or such other person.

(f) Regardless of any provision in any other agreement, for purposes of the UCC, New York will be the location of the bank for purposes of Sections 9-301, 9-304, and 9-305 of the UCC and the “securities intermediary’s jurisdiction” for purposes of Sections 9-301 and 9-305 and Section 8-110 of the UCC.

(g) Funds on deposit in the Collection Account and the Reserve Account may be invested in Cash Equivalents as set forth herein. Any such Cash Equivalents shall mature one Business Day prior to the Payment Date or such other date on which funds will be distributed as provided for in this Agreement. Except as otherwise provided hereunder or agreed in writing among the parties hereto, the Company shall retain the authority to institute, participate and join

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

in any plan of reorganization, readjustment, merger or consolidation with respect to the issuer of any securities held hereunder, and, in general, to exercise each and every other power or right with respect to each such asset or investment as individuals generally have and enjoy with respect to their own assets and investment, including power to vote upon any securities. The Paying Agent is authorized to deposit uninvested funds on deposit in the Collection Account and the Reserve Account in non-interest bearing, unsecured demand deposit accounts at affiliated banks, purchase and sell investment securities through or from affiliated banks and broker- dealers, invest funds in registered investment companies that receive investment management and custodial services from the trustee or its affiliates.

Section 14.	Reserved.

Section 15.	Payments on Loans.

Section 15.1 Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Loans shall be made by wire to each Lender’s account set forth on Schedule 14, or such other account as may be designated by the applicable Lender to the Paying Agent in writing from time to time. The Paying Agent may at any time, by notice to the Company and each Lender, change the place of payment of the Loans so long as such place of payment shall be either the principal corporate trust office of the Paying Agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction. Payments made in accordance with Schedule 14 will be deemed received by such Lender.

Section 15.2 Home Office Payment. The Paying Agent will pay all sums becoming due on any Loan for principal, Make-Whole Amount, if any, and interest by wire transfer and at the address specified for such purpose below such Lender’s name in Schedule A, or at such other address as such Lender shall have from time to time specified to the Paying Agent in writing for such purpose, without the presentation or surrender of any Note or the making of any notation thereon, except that, such Lender shall surrender the Note evidencing such Loan for cancellation to the Paying Agent at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Bond Drop Window, in order to receive payment in full.

Section 16.	Expenses, Etc.

Section 16.1 Transaction Expenses; Indemnification.

(a) The Company shall be responsible for all of its own out-of-pocket expenses and, upon the funding of the Loans, the reasonable out-of-pocket expenses of the Lenders (including (i) the reasonable fees, charges and disbursements of one counsel (to the extent separately agreed to be paid) and (ii) the cost of Lenders’ third-party auditors (such cost not to exceed $[***]) incurred in connection with the preparation of the Financing Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) plus the out-of-pocket expenses of such auditors. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Paying Agent, the Lenders and their respective Affiliates, including a monthly fee payable to the Paying Agent in the amount of $[***] and the reasonable fees, charges and disbursements of one counsel for the Paying Agent and one counsel for the Lenders in connection with any amendments, modifications or waivers of the provisions of the Financing Documents, (ii) all out-of-pocket expenses incurred by the Paying Agent or any Lender, including the fees, charges and disbursements of any one counsel (and one local counsel) for the Paying Agent or up to two counsel for the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Financing Documents, including its rights under this Section, including the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any of their Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Loans and (iii) the fees, and any related costs and expenses, of the Valuation Agent in connection with its obligations hereunder. Expenses to be reimbursed by the Company under this Section 16.1 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations, ongoing due diligence and the preparation of reports based on the fees charged by a third party retained by the Paying Agent or any Lender, together with the reasonable fees and expenses associated with any collateral monitoring services performed by the Paying Agent or any Lender; and

(C) sums paid or incurred to take any action required of the Company under the Financing Documents that the Company fails to pay or take;

subject in each case to any limitations on such costs and expenses expressly provided herein.

(b) The Company shall indemnify the Paying Agent and each Lender, and the agents, officers, employees and directors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee other than as provided in Section 8.9 of this Agreement and other than for net income taxes or taxes on effectively connected income (including franchise taxes incurred in lieu of such taxes) incurred by reason of entering into, executing or participating in this Agreement, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations, powers or rights thereunder or the consummation of the transactions contemplated hereby, (ii) any use of the proceeds from the sale of any Loans or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or the breach by such Indemnitee of its obligations under this Agreement or any other Financing Document as a result of the negligence or willful misconduct of such Indemnitee; and, provided, further, that no Indemnitee shall enter into any settlement of any claim, litigation, investigation or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

(c) To the extent permitted by applicable law, the Company shall not and each Indemnitee shall not assert, and hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Financing Document or the use of the proceeds from the incurrence of the Loans.

(d) All amounts due under this Section 16.1 shall be payable not later than ten (10) Business Days after written demand therefor and presentation of an invoice with reasonable detail.

Section 16.2 Survival. The obligations of the Company and the Lenders under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Loans, the resignation or removal of the Paying Agent and the termination of this Agreement.

Section 17.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Lender of any Loans or portion thereof or interest therein and the payment of any Loan, and may be relied upon by any subsequent Lender, regardless of any investigation made at any time by or on behalf of such Lender. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding between each Lender and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18.	Amendment and Waiver.

Section 18.1 Requirements. This Agreement and the other Financing Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Paying Agent, and the Required Lenders, except that no such amendment or waiver may, without the written consent of each Lender affected thereby, (i) change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Loans, (ii) change the percentage of the principal amount of the Loans the Lenders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8 (other than Sections 8.4, 8.9 and 8.10), 11(a) or 18.

Section 18.2 Solicitation of Holders of Loans. The Company will provide the Paying Agent and each Lender (irrespective of the amount of Loans then held by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Lender or the Paying Agent to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement, the Notes or any other Financing Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to the Paying Agent and each Lender promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Lenders.

Section 18.3 Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all Lenders and is binding upon them and upon each future Lender and upon the Company. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Lender or any delay in exercising any rights hereunder or under any other Financing Document shall operate as a waiver of any rights of any Lender. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 18.4 Loans Held by Company, etc. Solely for the purpose of determining whether the Lenders of the requisite percentage of the aggregate principal amount of Loans then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the Lenders of a specified percentage of the aggregate principal amount of Loans then outstanding, Loans directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding. Upon request, the Company will provide a written certification to the Paying Agent, upon which the Paying Agent may conclusively rely, setting forth the principal amount of Loans held by the Company or any of its Affiliates and the identity of any the Company and/or Affiliate.

Section 19.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by electronic mail if the sender receives a receipt confirming delivery, (c) by registered or certified mail with return receipt requested (postage prepaid), or (d) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Lender or its nominee, to such Lender at such address set forth on Schedule A hereto or such other address as Lender shall have specified to the Company and the Paying Agent in writing, or

(ii) if to the Company:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, California 92610

Attention: Diana Harvey, Chief Accounting Officer

Phone Number: (949) 470-6214

Fax: (949) 470-6214

Email: dharvey@loandepot.com

Attention: Robert Bernabe

Phone Number: (949) 595-7006

Fax: (949) 595-7006

Email: rbernabe@loandepot.com

(iii) if to the Paying Agent, to the Paying Agent at:

U.S. Bank National Association

190 South LaSalle Street, 7th Floor

Mail Code MK-IL-SL7R

Chicago, Illinois 60603

Attention: Global Structured Finance/Loan Depot

Phone: 312-332-7496

Fax: 312-332-7996

E-mail: melissa.rosal@usbank.com

Attention: Melissa A. Rosal

or at such other address as the Company shall have specified to the Lender in writing.

Notices under this Section 19 will be deemed given only when actually received.

The Paying Agent is authorized to accept and act upon instructions, directions, reports, notices and other communications or information pursuant to this Agreement sent by unsecured electronic transmissions (including email and .pdf attachments); provided that (i) the Paying Agent may rely and shall be protected in acting or refraining from acting upon any instructions, directions, reports, notices or other communications or information believed by it to be genuine and to have been signed or presented by the proper parties including in accordance with Section 21(d), and the Paying Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information believed by it to be genuine and (ii) each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Paying Agent, including the risk of the Paying Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 20.	Reproduction of Documents.

Subject in all respects to the confidentiality provisions of Section 23, this Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Lender at the Closing (except the Loans themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Lender, may be reproduced by such Lender by any photographic, photostatic, electronic, digital, or other similar process and such Lender may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Lender in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company, the Paying Agent or any Lender from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21.	Paying Agent.

(a) Each of the Lenders hereby irrevocably appoints the Paying Agent as its agent and authorizes the Paying Agent to take such actions on its behalf, including execution of the other Financing Documents, and to exercise such powers as are delegated to the Paying Agent by the terms of the Financing Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Company and the Lenders acknowledges and agrees that the terms of this Section 21 shall apply to the Paying Agent acting as Paying Agent under each Financing Document.

(b) If the Paying Agent becomes a Lender, the Person serving as the Paying Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Paying Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof as if it were not the Paying Agent hereunder.

(c) The Paying Agent shall not have any duties or obligations except those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, (i) the Paying Agent shall not be subject to any fiduciary or other implied duties, regardless of whether any Event of Default has occurred and is continuing, (ii) the Paying Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Paying Agent or any of its Affiliates in any capacity. For purposes of clarity, and without limitation, phrases such as “satisfactory to the Paying Agent”, “approved by the Paying Agent”, “acceptable to the Paying Agent”, “as determined by the Paying Agent”, “in the Paying Agent’s discretion”, “selected by the Paying Agent”, “requested by the Paying Agent” and phrases of similar import authorize and permit the Paying Agent to approve, disapprove, determine, act or decline to act in its discretion. With regards to any action or refusal to act that involves discretion, the Paying Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Financing Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Paying Agent shall have received satisfactory instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 18), and if necessary, satisfactory indemnification, and shall not be liable for any such delay in acting. The Paying Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 18). The Paying Agent shall not be liable or responsible for any action taken or omitted to be taken by it under any Financing Document except for its own negligence or willful misconduct or its breach of its obligations under this Agreement or any other Financing Document as a result of its negligence or willful misconduct. The Paying Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to a Responsible Officer of the Paying Agent by the Company or a Lender, and the Paying Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with any Financing Document, (2) the contents of any certificate, report or other document delivered hereunder or in connection with any Financing Document, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document, (4) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Section 4 or elsewhere in any Financing Document, other than to confirm receipt of items expressly required to be delivered to the Paying Agent.

(d) The Paying Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Paying Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Paying Agent shall not be deemed to know of any default of the covenants of the other parties hereunder or Event of Default unless a Responsible Officer of the Paying Agent has actual knowledge or written notice of such default or Event of Default.

(e) The Paying Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents or designees appointed by the Paying Agent. The Paying Agent and any such sub-agent or designee may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions and indemnifications set forth in this Agreement shall apply to any such sub-agent, designee and to the Affiliates of the Paying Agent and any such sub-agent or designee, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Paying Agent. The Paying Agent shall not be responsible for the actions of any such sub-agent or designee appointed with due care.

(f) Subject to the appointment and acceptance of a successor Paying Agent as provided in this paragraph, the Paying Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Paying Agent gives notice of its resignation, then the retiring Paying Agent may, on behalf of the Lenders, appoint a successor Paying Agent or petition a court of competent jurisdiction (at the expense of the Company) for the appointment of a successor Paying Agent. Upon the acceptance of its appointment as Paying Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent, and the retiring Paying Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Paying Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Paying Agent’s resignation hereunder, the provisions of this Section 21, Sections 16, 22.7 and 22.8 shall continue in effect for the benefit of such retiring Paying Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Paying Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Paying Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Paying Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or related agreement or any document furnished hereunder or thereunder.

(h) The permissive authorizations, entitlements, powers and rights (including, but not limited to, the right to request that the Company take an action or deliver a document) granted to the Paying Agent herein shall not be construed as duties. The Paying Agent shall not be deemed a party to, and shall not be subject to the terms of, any agreement among the other parties hereto to which it is not a party. The Paying Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any Financing Document or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any Financing Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Financing Document. The Paying Agent is authorized to obey and comply, in any manner it or its counsel deems appropriate, with all writs, order, judgments, awards, decrees issued or process entered by any court or arbitral tribunal with respect to this Agreement and if the Paying Agent so complies, it shall not be liable to any party or to any other Person notwithstanding that any such writ, order, judgment, award, decree or process may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without competent jurisdiction. No provision of this Agreement shall require the Paying Agent to take any action or inaction or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it. In no event shall the Paying Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Paying Agent has been advised of the possibility of such damages and regardless of the form of action. In no event shall the Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. The Paying Agent may request that the Company and/or each of the Lenders deliver a certificate setting forth the name of the individuals and/or titles of officers authorized at such time to take specific actions pursuant to this Agreement and shall be entitled to conclusively rely upon such certificate until a new certificate is received by the Paying Agent.

Section 22.	Miscellaneous.

Section 22.1 Successors and Assigns.

(a) The provisions of this Agreement and the other Financing Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) unless otherwise permitted under Section 10.1, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders and the Paying Agent (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations under the Loans except in accordance with this Section. Any such assignment shall be made pursuant to the form of Credit Agreement Assignment Agreement attached as Exhibit 3. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, its obligations to make, and rights to be repaid, the Loans and its interest in any outstanding Note) (i) if an Event of Default has occurred and is continuing and upon written notice to the Paying Agent, (ii) if the Company is first given the option to prepay the Loan at par (without payment of any Make-Whole Amount) and such option is declined or (iii) with the prior written consent of the Company (such consent not to be unreasonably withheld). The Initial Lender may assign to one or more assignees, without the further consent of the Company or any other Person, all or a portion of its rights and obligations under this Agreement within thirty (30) days of the Closing Date pursuant to the form of Credit Agreement Assignment Agreement attached as Exhibit 3.

(c) The Paying Agent shall maintain a register on which it will record the Lenders from time to time. Any assignment shall be valid upon (i) delivery of written notice by the Lender to the Company and the Paying Agent of such assignment, (ii) the delivery to the Paying Agent of the evidence of any related consent required by this Section 22.1(c) and (iii) the recordation of the assignment in the register maintained by the Paying Agent. The register shall be conclusive evidence of the ownership of the Loans. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that the Loans are considered to be in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loans will be considered to be in such form. From and after the effective date of the assignment the assignee of a Lender’s rights and obligations hereunder shall, to the extent of the interest assigned, automatically have the rights and obligations of the assignor Lender under this Agreement and the Loans, and the assigning Lender shall, to the extent of the interest assigned, automatically be released from its obligations under this Agreement and the assigned Loans (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement and the Notes, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 16.1, 22.7 and 22.8; provided, however, that the assignee Lender will not be paid any amounts by the Paying Agent until the Note being assigned is surrendered to the Paying Agent together with the applicable assignment in the form set forth in Exhibit 1 hereto and the Paying Agent updates the register accordingly (which the Paying Agent will do promptly after receipt of such Note and completed assignment)). Each Lender agrees to deliver to the Paying Agent its Note within three Business Days of the effective date of any assignment of such Note. Upon surrender of the affected Note or Notes subject to such assignment, the Paying Agent will give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company shall execute and deliver to the assignee a new Note to the order of the assignee in the amount of the applicable Loan assumed by such assignee. For the avoidance of doubt, the Company’s failure to provide consent under clause (iv) above without consideration in good faith of the Lender’s request shall be considered unreasonable.

(d) Any Lender may enter into a repurchase agreement with a financial institution counterparty with respect to its Loan, provided that the repo purchaser agrees that it cannot register the transfer of the Loan to itself or any transferee unless it complies with all restrictions on transfer set forth in this Agreement, including Company’s consent to the extent required pursuant to this Agreement.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loans to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and the requirements of Section 22.1(b) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or under the Loans or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) If the Paying Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Paying Agent.

(g) Upon receipt by the Company (with a copy provided to the Paying Agent for purposes of updating the register maintained pursuant to Section 22.1(c)) at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from the Lender of such ownership and such loss, theft, destruction or mutilation), and

(i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Lender is, or is a nominee for, a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

(h) In the event that there are more than two Lenders, the Company shall be entitled (but not required) to appoint an agent for the Lenders for the purpose of receiving from the Company and distributing to the Lenders any certificates, financial statements, notices or other documents required to be delivered by the Company to the Lenders under any Financing Document. The Company shall bear the fees and expenses of any such agent.

Section 22.2 Payments Due on Non-Business Days. Payments and Deliveries Due on Non-Business Days. Anything in this Agreement or the Loans to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment):

(a) any payment of principal of or Make-Whole Amount or interest on any Loan that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Loan is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day;

(b) any notice, financial statement, or other document required to be delivered on, or not later than, a date that is not a Business Day shall be due on the next succeeding Business Day without including the additional days elapsed in the computation of the number of days within which any such item is required to be delivered; and

(c) any period of time specified hereunder which lapses on a date that is not a Business Day shall be extended until the next succeeding Business Day without including the additional days elapsed in the computation of the number of days with such period of time.

Section 22.3 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 22.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5 Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 22.8 Jurisdiction and Process; Waiver of Jury Trial. (a) Each party hereto and each Lender irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents. To the fullest extent permitted by Applicable Law, each such party and each Lender irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto and each Lender consents to process being served by or on behalf of any Lender in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 8 or at such other address of which such Lender shall then have been notified pursuant to said Section. Each party hereto and each Lender agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any Lender to serve process in any manner permitted by law, or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 23.	Confidentiality.

(a) Each of the Paying Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Company; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Paying Agent or any Lender or their Affiliates on a nonconfidential basis from a source other than the Company or (j) to any of its attorneys, accountants or others having a professional obligation to maintain confidentiality. For purposes of this Section, “Information” means all information received from the Company relating to the Company, or any of its businesses, other than any such information that is available to the Paying Agent or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in the Financing Documents to the contrary, solely for U.S. federal income tax purposes each party hereto (and each of their respective Affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions under the Financing Documents and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of the immediately preceding sentence, the “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions under the Financing Documents but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

(b) Notwithstanding anything herein to the contrary, the Company shall not disclose to the Paying Agent or any Lender, any non-public, personally-identifiable information relating to its clients, including, without limitation, social security numbers or any portion thereof, checking account information, driver’s license, military, state or other personal identification number, health or medical information or payment cardholder data.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LOANDEPOT.COM, LLC

By:	/s/ John Lee
Name:	John Lee
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent

By:	/s/ Melissa A. Rosal
Name:
Title:

JEFFERIES LEVERAGED CREDIT PRODUCTS LLC, as Lender

By:	/s/ Robert J. Welch
Name:
Title:

[Credit Agreement Signature Page]

SCHEDULE 14

PAYMENT ON LOANS

JEFFERIES LEVERAGED CREDIT PRODUCTS, LLC

All payments by wire transfer of immediately available funds to:

Currency: US Dollar
Bank Name: Bank of New York - New York, NY
ABA/Routing No.:	021 000 018
Account Name:	JLCP
Account No.: 8900-073-0420

Schedule 14 - 1 -

SCHEDULE A

INFORMATION RELATING TO LENDERS

NAME AND ADDRESS OF LENDER	PRINCIPAL AMOUNT OF LOANS FUNDED
JEFFERIES LEVERAGED CREDIT PRODUCTS, LLC	$80,000,000

(1)	All payments by wire transfer of immediately available funds to:

Currency: US Dollar

Bank Name: Bank of New York - New York, NY

ABA/Routing No.: 021 000 018

Account Name: JLCP

Account No.: 8900-073-0420

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

Jefferies Leveraged Credit Products, LLC

101 Hudson Street

Jersey City, NJ 07302

Attention: Mark Sahler and Lou Zanoni

Fax: 201-221-8082

(3)	All other communications:

Jefferies Leveraged Credit Products, LLC

520 Madison Ave.

New York, NY 10022

Attention: Legal Department

Fax: 1-646-786-5691

Schedule A - 1 -

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accepted Servicing Practices” means the servicing of residential mortgage loans, using prudent and reasonable care, using the degree of skill and attention that other servicers of residential mortgage loans exercise with respect to comparable residential mortgage loans in accordance with normal servicing practices, which shall generally conform to the standards of a significant portion of servicers of residential mortgage loans prudently servicing mortgage loans for their own account.

“Advance Rate” means (i) from the Closing Date through the Calculation Date in January 2014, 85%, (ii) from the day after the Calculation Date in February 2014 through the Calculation Date in April 2014, 80% and (iii) thereafter, 75% if the Consolidated Leverage Ratio is equal to or less than 7:1, or 65% if the Consolidated Leverage Ratio is equal to or less than 8:1.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Agency Claims Trigger Event” means, with respect to any date of determination, the amount of Senior Agency Claims actually paid by the Company to the Agencies exceeds the Senior Agency Claims Threshold Amount.

“Aggregate MSR Value” means the fair market value of all of the Servicing Rights in respect of Mortgage Loans, as determined by the Valuation Agent in the most recent Market Value Report and, if applicable in respect of additional Servicing Rights, in a separate report as contemplated by Section 3(b), and also subject to the provisions of Section 7.8.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Valuation Firm” means a third party valuation firm listed on Schedule D (as such Schedule may be updated from time to time as mutually agreed among the Company, the Paying Agent and the Lenders).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

Schedule B - 1 -

“Applicable Agency” means, (i) with respect to Fannie Mae Servicing Rights, Fannie Mae, (ii) with respect to Freddie Mac Servicing Rights, Freddie Mac and (iii) with respect to Ginnie Mae Servicing Rights, Ginnie Mae.

“Applicable Agency Guidelines” means (i) for Fannie Mae Servicing Rights, the Fannie Mae Single Family Servicing Guide, as amended, modified or supplemented from time to time, (ii) for Freddie Mac Servicing Rights, the Freddie Mac Single-Family Seller/Servicer Guide, as amended, modified or supplemented from time to time and (iii) for Ginnie Mae Servicing Rights, the HUD Single-Family Seller/Servicer Guide.

“Applicable Law” means, collectively, all U.S. federal, state, local and/or non-U.S. statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative and judicial rulings, and all Governmental Approvals, administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended, to the extent any of the foregoing is applicable to the Company or any of its Subsidiaries.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978.

“Bankruptcy Event” means the occurrence of an Event of Default under Section 11(d)

and the expiration of the applicable grace period, if any.

“Base Servicing Fee” means an amount for each Mortgage Loan equal to the product of (x) 10.00 bps per annum and (y) the unpaid principal balance of such Mortgage Loan when calculated; provided that for the avoidance of doubt, the Company shall remain entitled to all ancillary servicing compensation (e.g., float, late fees, NSF fees, etc.) which shall not be included in the Base Servicing Fee.

“Borrowing Base” means on any date, an amount equal to the sum of (a) the product of (x) the Advance Rate and (y) the most recent Aggregate MSR Value and (b) the amount of cash deposited in the Collection Account pursuant to Section 8.3(a)(ii).

“Borrowing Base Deficiency” has the meaning set forth in Section 8.3(a).

“Business Day” means for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Chicago, Illinois or St. Paul, Minnesota are required or authorized to be closed.

“Calculation Date” means the fifteenth (15th) calendar day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day.

“Capital” means any and all shares, units, interests, membership interests, limited liability company interests, participations, partnership interests, rights or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

Schedule B - 2 -

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper (including the Paying Agent in its commercial capacity) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating category obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of U.S. Bank National Association or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAAm by S&P and Aaamf by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, including, in each case, funds for which the Paying Agent or an Affiliate thereof acts as an investment advisor or manager.

“Cash Flow Turbo Trigger” is in effect if any Event of Default has occurred and is continuing.

“Change of Control” means the occurrence of either of the following: (i) the Sponsor and its Controlled Investment Affiliates and Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 50.01% of the Company or (ii) Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 25% of the Company.

“Closing” is defined in Section 3.

“Closing Date” means the date the Closing occurs.

Schedule B - 3 -

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collection Account” means a segregated trust account, account number 171210000, established and maintained at the Securities Intermediary, into which Excess Servicing Fee Cashflow is deposited in accordance with Section 8.4, which account shall be in the name of the Paying Agent for the benefit of the Lenders.

“Consolidated Leverage Ratio” means, as of any date of determination with respect to the Company, (x) Total Debt as of such date divided by (y) Tangible Net Worth as of such date.

“Controlled Investment Affiliates” means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making investments in one or more companies and is controlled by Sponsor or (ii) has the same principal fund advisor or manager as Sponsor or an Affiliate of such advisor or manager (provided that for purposes of the use of the term “Affiliate” in this definition, the term “control” shall have a control threshold of a majority (more than 50%) rather than 10%). For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Current Business Operations” means the origination, servicing and sale of residential mortgages and other financial assets; the acquisition of newly originated residential mortgages and other financial assets; the acquisition of mortgage servicing rights and servicing rights for other financial assets; the acquisition of residential mortgage-backed securities; title insurance; settlement services; appraisal management services; default-related services to servicers and asset managers; title services; insurance brokerage; issuing, sponsoring, providing placement services, pooling of or acquisition of publicly offered and privately issued mortgage-backed securities, mortgage participation certificates and pools of un-securitized mortgage loans and related ancillary activities. Placement services include, but are not limited to, providing structuring advice, writing marketing materials and soliciting investors.

“Debt Ratio” means (i) the aggregate principal amount of the outstanding Loans minus the amount of funds on deposit in the Reserve Account divided by (ii) the Aggregate MSR Value.

“Debtor Relief Law” means the Bankruptcy Code or any present or future applicable federal, state or local statute or law relating to liquidation, conservatorship, bankruptcy, moratorium, arrangement, adjustment, insolvency, reorganization or other relief for debtors, as in effect from time to time.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, in each case pursuant to Article 11 hereof, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means the lesser of (i) that rate of interest that is 2.0% per annum above the rate of interest payable in accordance with Section 8.1 (other than Section 8.1(b)) and (ii) the highest rate permitted by Applicable Law.

Schedule B - 4 -

“Dispute Mechanics” has the meaning set forth in Section 7.8(c).

“Dispute Request” has the meaning set forth in Section 7.8(a).

“Dollars” and “$” means lawful money of the United States.

“Eligible Securities” means any residential mortgage-backed securities, including, without limitation, mezzanine and residual securitization securities.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning set forth in Section 11.

“Excess Servicing Fee Cashflow” means an amount for each Mortgage Loan, to the extent actually collected, equal to difference between (x) the product of the (i) related Servicing Fee Rate per annum for such Mortgage Loan and (ii) the unpaid principal balance of such Mortgage Loan and (y) the Base Servicing Fee for such Mortgage Loan.

“Family Affiliate” means any member of Anthony Hsieh’s family or trust established or controlled by Anthony Hsieh.

“Fannie Mae” means The Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Servicing Rights” means all Servicing Rights relating to a mortgage loan that is serviced by the Company or subserviced on behalf of the Company for Fannie Mae.

“Financed Non-Agency Loans” has the meaning set forth in Section 9.9.

“Financing Documents” means this Agreement and the Notes. Any reference in this Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“Financing Party” each lender or other financing party, or group of lenders or other financing parties, to whom the Company has pledged any servicing rights in respect of mortgage loans not included in the Reference Pool.

“Freddie Mac” means The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Servicing Rights” means all Servicing Rights relating to a mortgage loan that is serviced by the Company or subserviced on behalf of the Company for Freddie Mac.

“Funding Instructions” has the meaning set forth in Section 4.7.

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“GAAP” means generally accepted accounting principles which are in effect in the United States of America as of the relevant date of determination.

“Ginnie Mae” means The Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Servicing Rights” means all Servicing Rights relating to a mortgage loan that is serviced by the Company or subserviced on behalf of the Company for HUD.

“Governmental Approval” means (a) any approval, authorization, consent, decree, order, judgment, ruling, permit, concession, license, waiver, privilege, exemption, tariff, rate, certification, waiver, exemption, variance or claim of, by or with, (b) any registration or filing (or the like) by or with, (c) any declaration of or with, or (d) any required report or notice (or the like) to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, of any State or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. The term “Guarantee” with respect to the Company shall not include any indemnities relating to repurchase obligations under Permitted Debt Facilities or any representations and warranties relating to mortgage loans made in the ordinary course of business of the Company.

Schedule B - 6 -

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” of any Person means, at any date, without duplication:

(i) all obligations of such Person for borrowed money and mandatory redemption obligations in respect of Preferred Stock;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business and “earn-out” obligations to sellers of assets or stock to the Company in connection with any acquisition of investment);

(iv) (A) all obligations of such Person as lessee under Capital Leases to the extent required to be included on the balance sheet or books of such Person in accordance with GAAP and (B) all obligations which would appear on the balance sheet or books of such Person in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(v) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(vi) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the foregoing shall exclude short sales related to interest rate hedging in connection with (A) originated loan portfolios, (B) servicing rights or (C) Eligible Securities;

(vii) all obligations of such Person in respect of interest rate swaps, collars or caps and other interest rate protection arrangements, foreign currency exchange agreements, commodity exchange, commodity future, commodity forward or commodity option agreements, or other interest or exchange rate or commodity hedging arrangements;

(viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or instruments serving a similar function (whether or not representing obligations for borrowed money); and

(ix) any Guarantee of such Person in respect of any obligations of others of the type referred to in clause (i) through (viii) above, whether or not secured by a Lien or other security interest on any asset of such Person.

“Indemnitee” has the meaning set forth in Section 16.1(b).

Schedule B - 7 -

“Initial Lender” means Jefferies Leveraged Credit Products, LLC.

“Intangible Assets” means the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets, determined in accordance with GAAP (excluding, in any event, the value of (i) any residual securities and (ii) any owned or purchased servicing rights).

“Interest Accrual Period” means, for any Payment Date and any Loans, the period beginning on the later to occur of the date of funding of such Loans or the Calculation Date before the previous Payment Date, and ending at the close of business on the day before the current Calculation Date.

“IRS” means the U.S. Internal Revenue Service, or any successor agency.

“Lender” means, with respect to any Loan the Person in whose name the Note evidencing such Loan is registered in the register maintained by the Paying Agent pursuant to Section 22.1(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, security interest, charge, lien (statutory or other), preference, priority or other collateral arrangement of any kind or nature whatsoever which has the substantial effect of constituting a security interest, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

“Loans” has the meaning set forth in Section 1(a).

“Make-Whole Amount” means the sum of the individual present values of the remaining interest payments discounted at the applicable one-month forward LIBOR rate as of the date of the calculation through the Maturity Date on the amount prepaid.

“Market Value Report” has the meaning set forth in Section 7.8.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations or financial condition of the Company, taken as a whole, (b) a material adverse effect on the Servicing Rights in respect of Mortgage Loans, or (c) a material adverse effect on the material rights of or benefits available to the Lenders under any of the Financing Documents against the Company.

“Material Debt Facility” has the meaning set forth in Section 11(1).

“Maturity Date” has the meaning set forth in Section 1(a).

“Minimum Tangible Net Worth” means, with respect to the Company (a) on any day prior to April 1, 2014, $100,000,000 (the “Original Tangible Net Worth”); and (b) on any day from April 1, 2014 through March 31, 2015, the sum of (i) the Original Tangible Net Worth and (ii) the product of (A) 70% and (B) an amount equal to the excess of the net income of the

Schedule B - 8 -

Company from the fourth fiscal quarter of the 2013 fiscal year over Tax Distributions related to the 2013 fiscal year (to the extent that such Tax Distributions did not reduce the amount of net income of the Company); provided, that the “Minimum Tangible Net Worth” shall increase annually, beginning on April 1, 2015, by the product of (A) 70% and (B) an amount equal to the excess of the net income of the Company from the prior fiscal year over Tax Distributions related to such fiscal year (to the extent that such Tax Distributions did not reduce the amount of net income of the Company). In making the calculations of net income for the purpose set forth in the preceding sentence, “earn out” payments to sellers of assets or stock to the Company in connection with any acquisition or other investment shall be treated as an expense of the Company.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Mortgage Loan” means the mortgage loans included in the Reference Pool.

“MSR Value” means the fair market value of any of the Servicing Rights in respect of Mortgage Loans, as determined by the Valuation Agent.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which contributions have been or are required to be made by the Company or as to which the Company has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Non-Agency Loans” has the meaning set forth in Section 9.9.

“Non-Restricted Cash” means any cash or Cash Equivalents of the Company which is not subject to any restrictions or limitations on use by the Company.

“Objecting Lender” means (i) either of the Lenders to whom the Initial Lender assigns its rights and obligations under this Agreement within thirty (30) days of the Closing Date to the extent such Lender (or funds managed by such Lender or Affiliates of such Lender) acquired $40 million or more in unpaid principal balance of Loans from the Initial Lender and has not assigned any part of its interest or (ii) Lenders representing more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans.

“Officer’s Certificate” means a certificate signed by a Responsible Officer.

“Organizational Documents” means as to any Person, the charter, the articles or certificate of incorporation, the by-laws, the certificate of partnership, the partnership agreement, the certificate of formation, the limited liability company agreement, the operating agreement or other organizational or governing documents of such Person.

“Paying Agent” means U.S. Bank National Association, as Paying Agent for the benefit of the Lenders, together with its successors and assigns.

“Paying Agent Order” has the meaning set forth in Section 13(d).

Schedule B - 9 -

“Payment Date” means the third (3rd) Business Day after each Calculation Date. The first Payment Date shall occur in November 2013.

“Permitted Debt Facility” means (i) each debt facility, servicer advance facility, mortgage servicing rights financing facility or warehouse facility listed on Schedule F hereto, as such schedule may be amended or added to or reduced from time to time with prior written notice to the Lenders, and as each facility may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, or (ii) any other servicer advance facility, mortgage servicing rights financing facility, mortgage servicing rights facility, warehouse facility or debt facility substantially similar to those listed on Schedule F or a general senior secured term loan facility, entered into by the Company after Closing.

“Permitted Hedging Agreement” means (a) a Swap Contract entered into to hedge or mitigate risks to which the Company has actual exposure (other than those in respect of Capital of the Company), and (b) a Swap Contract entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company.

“Permitted Indebtedness” means

(a) Indebtedness incurred under the Loans;

(b) Indebtedness incurred by the Company under the Permitted Debt Facilities;

(c) Repurchase Agreements used to finance the Company’s origination;

(d) Permitted Hedging Agreements;

(e) Indebtedness that is secured by or relates to servicing rights in respect of mortgage loans not included in the Reference Pool; provided that (i) such Indebtedness may not exceed 75% of the value of the servicing rights to which such Indebtedness relates;

(f) Indebtedness owed by the Company to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(g) Capital Leases; and

(h) Subordinated Indebtedness;

(i) Indebtedness incurred by the Company (including Indebtedness owned by and between the Company and/or its Subsidiaries or by and between the Company and any of its Affiliates) at any time that the Company was in compliance with Sections 10.7, 10.8 and 10.9 and the incurrence of which does not cause the Company to fail to be in compliance with such Sections at such time.

Schedule B - 10 -

“Permitted Liens” means:

(a) the Liens, rights and interests of the Paying Agent and any other Lender as provided in the Financing Documents;

(b) Liens in connection with the Permitted Debt Facilities or permitted refinancings thereof in accordance with subsection (i) of the definition of “Permitted Indebtedness”;

(c) Liens in connection with subsections (c) and (d) of the definition of Permitted Indebtedness; provided that, any such Permitted Indebtedness incurred after the Closing Date shall be on terms customary in nature and scope for debt transactions similar in nature to such Permitted Indebtedness;

(d) Liens arising in connection with Permitted Debt Facilities in accordance with subsection (e) of the definition of “Permitted Indebtedness”;

(e) Liens for any tax, either secured by a bond or other reasonable security imposed by any Governmental Authority for any taxes that are not yet due and payable or being contested in good faith and by appropriate proceedings, so long as (i) a bond or other reasonable security has been posted or provided in such manner and amount as to assure that any taxes determined to be due will be promptly paid in full when such contest is determined or (ii) adequate reserves have been provided therefor in accordance with GAAP;

(f) Liens arising out of judgments or awards so long as enforcement of such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other reasonable security have been provided therefor;

(g) Liens arising under equipment or real estate leases or equipment financings with third parties entered into in the ordinary course of business;

(h) any Liens in favor of each Agency required pursuant to the Applicable Agency’s Guidelines;

(i) any Liens reserved by Fannie Mae, Freddie Mac, HUD or a non-agency investor under the terms of a Servicing Agreement;

(j) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(k) Liens that are listed on Schedule J to this Agreement;

Schedule B - 11 -

(l) Liens on assets or property at the time the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company; provided, however, that such Liens may not extend to any other property owned by the Company;

(m) leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company;

(n) grants of software and other technology licenses in the ordinary course of business;

(o) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (k) and (l) of this definition;

(p) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(q) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the Current Business Operations of the Company and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company;

(r) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company, including rights of offset and setoff;

(s) Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $10.0 million and (y) 1.0% of the consolidated assets of the Company;

(t) Liens with respect to assets that the Company has treated as sold and which have been filed for the purpose of perfecting such sales or protecting against a determination that the transfer thereof did not constitute a sale;

(u) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(v) Liens solely on any cash earnest money deposits made by the Company in connection with any letter of intent or purchase agreement.

Schedule B - 12 -

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“Plan” means an employee benefit or other plan subject to Title IV of ERISA, which has been established or maintained by the Company, other than a Multiemployer Plan.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Date” means the date on which the Company prepays the Loans.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(l) under the Securities Act.

“Qualified Mortgage Loans” has the meaning set forth in Section 9.9

“Reference Pool” means the mortgage loans serviced pursuant to the Servicing Contracts described on Schedule H to this Agreement, as such schedule may be updated from time to time by the Company by providing a revised Schedule H to the Lenders and the Paying Agent highlighting the revisions made thereto.

“Repurchase Agreement” means any repurchase agreement, reverse repurchase agreement, sell buy back agreement, buy sell back agreement, securities lending and borrowing agreement and any other agreement or transaction similar to those referred to in this definition.

“Required Lenders” means (i) either of the Lenders to whom the Initial Lender assigns its rights and obligations under this Agreement within thirty (30) days of the Closing Date to the extent such Lender (or funds managed by such Lender or Affiliates of such Lender) acquired $40 million or more in unpaid principal balance of Loans from the Initial Lender and has not assigned any part of its interest and (ii) other Lenders such that the aggregate of (i) and (ii) represent more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans.

“Reserve Account” means a segregated trust account, account number 171210001, established and maintained at the Securities Intermediary, into which funds are deposited in accordance with Section 3, which account shall be in the name of the Paying Agent for the benefit of the Lenders.

“Responsible Officer” means, (i) with respect to the Company, a chief executive officer, president, Senior Financial Officer, general counsel, or any vice president of the Company and (ii) with respect to the Paying Agent, an officer in the Paying Agent’s corporate trust department with direct responsibility for the administration of this Agreement.

Schedule B - 13 -

“Restricted Payment” means, with respect to any Person, the declaration and payment of distributions or dividends on account of such Person’s Capital to holders of such Person’s Capital in their capacity as such, whether in cash, property, obligations or other notes (other than distributions or dividends payable solely in Capital of such Person); provided that in no event shall any Tax Distributions or “earn-out” payments made to sellers of assets or stock to the Company in connection with any acquisition or other investment be treated as Restricted Payments for any purpose hereunder.

“S&P” means Standard & Poor’s Rating Services, a division of Standard & Poor’s Financial Services, LLC, and its successors.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank National Association, in its capacity as such pursuant to Section 13.

“Senior Agency Claims” means an amount equal to all cash actually paid to an Agency by the Company related to or arising out of a breach by the Company of the related Applicable Agency Guidelines (including compensatory fees and repurchases effected after demand by the related Applicable Agency) with respect to mortgage loans originated by the Company or its Affiliates or which has not been reimbursed to the Company by a predecessor originator or servicer after the Company has requested reimbursement and the related predecessor originator or servicer has expressly rejected such reimbursement and the Company is not pursuing any rights or remedies against the related predecessor originator or servicer.

“Senior Agency Claims Threshold Amount” means, as of any date of determination, one-quarter percent (0.25%) of the aggregate initial loan balances of all mortgage loans originated by the Company or any of their Affiliates on or after the inception of the Company’s business operations through the end of the preceding calendar month.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Servicing Contracts” means the contracts pursuant to which the Mortgage Loans are serviced by the Company or subserviced on behalf of the Company for the benefit of the Applicable Agency or the applicable non-agency investor and which are identified on Schedule I

Schedule B - 14 -

to this Agreement and any other agreement in any form between the Company and any Applicable Agency or a non-agency investor that may be added to Schedule I to this Agreement after the Closing Date, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Servicing Fee Rate” means the basis points servicing fee for each Mortgage Loan.

“Servicing Rights” means the rights and responsibilities of the Company with respect to servicing Mortgage Loans under the related Servicing Contract for the benefit of the Applicable Agency or non-agency investor, including any and all of the following, if and to the extent provided therein: (a) all rights to service such Mortgage Loan; (b) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Law; (c) all accounts and other rights to payment related to any of the property described in this paragraph; (d) possession and use of all records pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (e) to the extent applicable, all rights and benefits relating to the direct solicitation of the related mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such mortgagors and data relating to their respective Mortgage Loans; (f) all right, title and interest in, to and under the related Servicing Contracts, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Servicing Contracts; and (g) all rights, powers and privileges incident to any of the foregoing.

“Sponsor” means PCP Managers, LLC and its Controlled Investment Affiliates.

“Subordinated Indebtedness” means Indebtedness of the Company which is subordinated to the Loans as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, satisfactory to the Required Lenders in their sole and absolute discretion.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, credit default swaps, total return swaps, TBA trades, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., including any International Foreign Exchange Master Agreement.

Schedule B - 15 -

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tangible Net Worth” means all amounts included under “equity” on the consolidated balance sheet of the Company, determined in accordance with GAAP, less Intangible Assets.

“Tangible Net Worth Trigger” means any time that the consolidated Tangible Net Worth of the Company is less than the Minimum Tangible Net Worth.

“Tax Distributions” means Tax Distributions, as defined and set forth in the limited liability company agreement of the Company, that are intended to provide cash to such Members to allow them to pay income taxes with respect to taxable income of the Company.

“Third Party Aggregate MSR Value” has the meaning set forth in Section 7.8(c).

“Total Debt” means the consolidated Indebtedness of the Company.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction

“U.S. Lender” has the meaning set forth in Section 8.10.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Valuation Agent” means a third party valuation firm reasonably acceptable to the Company and the Paying Agent and with the consent of the Lenders (such consent not to be unreasonably withheld); provided that the initial Valuation Agent shall be MountainView Capital Markets.

“Whole Loan” means a single residential mortgage loan originated or purchased by the Company with respect to which the Company holds all beneficial interest in and to any rights for payment or otherwise and all collateral associated with such mortgage loan.

Schedule B - 16 -

SCHEDULE C

OPINIONS OF IN-HOUSE COUNSEL

All opinions are subject to standard UCC, enforceability and other carve-outs, assumptions and qualifications.

1. The Company is validly existing and in good standing under the laws of Delaware, and has the requisite corporate/limited liability company power and authority to execute and deliver the Financing Documents to which it is a party and to perform its obligations thereunder.

2. Each of the execution, delivery and performance by the Company of the Financing Documents has been duly authorized by all requisite corporate/limited liability company action of the Company.

3. The Agreement has been duly executed and delivered by the Company.

4. With respect to the Company, the execution, delivery and performance of its obligations under the Financing Documents and the consummation of the transactions contemplated thereby will not result in any violation of its organizational documents.

OPINIONS OF OUTSIDE COUNSEL

5. The Financing Documents constitute the valid and binding obligation of the Company under the laws of New York, enforceable against the Company in accordance with its terms.

6. With respect to the Company, the execution, delivery and performance of its obligations under the Financing Documents and the consummation of the transactions contemplated thereby will not result in any violation of any New York or federal law applicable to transactions of the type contemplated by the Financing Documents.

7. With respect to the Company, the execution, delivery and performance of its obligations under the Financing Documents and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with (other than any filing of financing statements) or notice to any court, agency or other federal or New York governmental body, except such as have been obtained, effected or given.

Schedule C - 1 -

SCHEDULE D

ALTERNATE VALUATION FIRM

Mortgage Industry Advisory Corporation (“MIAC”)

Primary Contact: Sachit Kumar, 212-233-1250

Phoenix Analytic Services, Inc.

Primary Contact: Dean Demeritte, 303-892-7070

Interactive Mortgage Advisors, LLC (“IMA”)

Primary Contact: Tom Piercy, 303-830-0377

Schedule D - 1 -

SCHEDULE E

LITIGATION

Schedule E - 1 -

SCHEDULE F

PERMITTED DEBT FACILITIES

Each agreement listed below shall include any and all current and future amendments, restatements, supplements, side letters, and other subsidiary and/or contingent agreements related thereto.

Schedule F - 1 -

SCHEDULE F PERMITTED

DEBT FACILITIES

Each agreement listed below shall include any and all current and future amendments, restatements, supplements, side letters, and other subsidiary and/or contingent agreements related thereto.

Lender Name	Texas Capital Bank
Contact Name	Jill Fallows
Telephone	602-595-8680
Line Limit	$75,000,000.00
Address	2350 Lakeside Boulevard, Suite 310, Richardson, TX 75082

Lender Name	UBS
Contact Name	Ari Lash
Telephone	212-969-7728
Line Limit	$400,000,000.00
Address	1285 Avenue of the Americas, New York, NY 10019

Lender Name	Wells Fargo
Contact Name	Scott Davis
Telephone	678-867-1068
Line Limit	$75,000,000.00
Address	2500 Northwinds Parkway, Suite 200, Alpharetta, GA 30009

Lender Name	Citi
Contact Name	Juliana Castelli
Telephone	212-723-6503
Line Limit	$200,000,000.00
Address	390 Greenwich Street, 5th Floor, New York, NY 10013

Lender Name	BAML
Contact Name	Jeff Gossard
Telephone	760-931-4835
Line Limit	$400,000,000.00
Address	701 Palomar Airport Rd., 3rd Floor, Carlsbad, CA 92011

Lender Name	FNMA ASAP +
Contact Name	Renee Schultz
Telephone	703-833-5559
Line Limit	$75,000,000.00
Address	400 Wisconsin Avenue, NW, Washington, DC 20016-2899

SCHEDULE G

RESERVED

Schedule G - 1 -

SCHEDULE H

REFERENCE POOL

Schedule H - 1 -

SCHEDULE I SERVICING

CONTRACTS

Each agreement listed below shall include any and all current and future amendments, restatements, supplements, side letters, and other subsidiary and/or contingent agreements related thereto (including, but not limited to, underlying trust agreements, participation agreements, and assignment and assumption agreements).

1. Fannie Mae master agreement number MC07178, dated June 12th, 2013

2. Freddie Mac master agreement number M13062803 dated August 7th, 2013

3. Ginnie Mae approval letter for loanDepot.com LLC, issuer number 4180, dated March 20th, 2012

Note: The above listed Servicing Contracts cover Fannie Mae servicing rights, Freddie Mac servicing rights and Ginnie Mae servicing rights of the Company in addition to the Fannie Mae Servicing Rights, Freddie Mac Servicing Rights or Ginnie Mae Servicing Rights in respect of Mortgage Loans. Listing such Servicing Contracts on this Schedule I shall not be deemed to expand the Reference Pool.

Schedule I - 1 -

SCHEDULE J

ADDITIONAL PERMITTED LIENS

Schedule J - 1 -

Parthenon Capital

Project Loan

39932-67

October 10, 2013

loanDepot.com, LLC

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20100035596 01/06/2010	LOANDEPOT.COM, LLC 3355 MICHELSON DRIVE, SUITE #300 IRVINE, CA 92612	BANK OF AMERICA, N.A. 225 WEST HILLCREST DRIVE THOUSAND OAKS, CA 91360

All right, title and interest in under and to:

A: All mortgage loans.

B: All Mortgage-Backed Securities

C: Purchase Commitments

D: all established accounts under Purchase

Commitments relating to the Purchased Assets

E: All servicing, administration, and collection rights on the Mortgage Loans

F: All accounts relating to the Purchased Assets

G: All mortgage insurance and all commitments issued by Insurers to insure or guaranty any Mortgage Loans included as Purchased Assets

H: All documents relating to Mortgage Loans

I: All rights with respect to Approved Investors

J: All property of Seller

K: All products and proceeds of Purchased Assets

L: Any funds of Seller held in the over/under account.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL-Partial Release  TERM-Termination  FIXT-Fixture

FTL-Federal Tax Liens  STL-State Tax Liens  JL-Judgment Lien  JUD-Judgments  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	AMEND 09/27/2013	20122435545 06/20/2012

Restatement of collateral:

All right, title and interest in under and to: A: All mortgage loans.

B: All Mortgage-Backed Securities

C: Purchase Commitments

D: all established accounts under Purchase

Commitments relating to the Purchased Assets

E: All servicing, administration, and collection rights on the Mortgage Loans

F: All accounts relating to the Purchased Assets

G: All mortgage insurance and all commitments issued by Insurers to insure or guaranty any Mortgage Loans included as Purchased Assets

H: All documents relating to Mortgage Loans

I: All rights with respect to Approved Investors

J: All property of Seller

K: All products and proceeds of Purchased Assets

L: Any funds of Seller held in the over/under account.

Secretary of State, Delaware	UCC 09/27/2013	20100035901 01/06/2010	LOANDEPOT.COM, LLC 3355 MICHELSON DRIVE, SUITE #300 IRVINE, CA 92612	BANK OF AMERICA, N.A. 225 WEST HILLCREST DRIVE THOUSAND OAKS, CA 91360

All right, title and interest in under and to:

A: All mortgage loans.

B: All Mortgage-Backed Securities

C: Purchase Commitments

D: all established accounts under Purchase

Commitments relating to the Purchased Assets

E: All servicing, administration, and collection rights on the Mortgage Loans

F: All accounts relating to the Purchased Assets

G: All mortgage insurance and all commitments issued by Insurers to insure or guaranty any Mortgage Loans included as Purchased Assets

H: All documents relating to Mortgage Loans

I: All rights with respect to Approved Investors

J: All property of Seller

K: All products and proceeds of Purchased Assets

L: Any funds of Seller held in the over/under account.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20100699912 03/02/2010	loanDepot.com, LLC 3355 Michelson Drive, Suite 300 Irvine, CA 92612	Wachovia Bank, N.A.., c/o Wells Fargo Securities, LLC 11625 Rainwater Drive, Bldg. 500, Suite 650 Alpharetta, GA 30009

All debtor’s right, title and interest in, to and under the Collateral.

Collateral:

Purchased Mortgage Loans Records, Servicing Rights, Program Agreements, Property relating to Purchased Mortgage Loans, related insurance policies, FHA Mortgage Insurance contracts and VA Loan guaranty Agreements, Income, Collection Account, Debtor’s Clearing Account, Reserve Account, Interest Rate Protection Agreements, interest, and proceeds thereof.

Secretary of State, Delaware	UCC 09/27/2013	20100719868 03/04/2010	LOANDEPOT.COM, LLC 3355 MICHELSON DRIVE, SUITE #300 IRVINE, CA 92612	WACHOVIA BANK, N.A. 11625 RAINWATER DRIVE, BLDG.500, SUITE 650 ALPHARETTA, GA 30009	The Purchased Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements, any related Property, insurance policies, FHA Mortgage Insurance contracts and VA Loan guaranty Agreements, Income, Collection Account, Debtor’s Clearing Account, Reserve Account, Interest Rate Protection Agreements, interest, and proceeds thereof.

Secretary of State, Delaware	TERM 09/27/2013	20101026792 03/25/2010			Termination by Wachovia Bank, N.A.
Secretary of State, Delaware	UCC 09/27/2013	20101140726 04/05/2010	loanDepot.com, LLC 3355 Michelson Drive, Suite 300 Irvine, CA 92612	JPMORGAN CHASE BANK, N.A. 712 Main Street, 7th Floor Houston, TX 77002	All mortgage loans purchased by Secured Party/Buyer pursuant to the Master Repurchase Agreement dated as of 03/31/2010, all servicing rights, all claims lines rights titles and interest in mortgage property, and all income that relates to the Mortgage Loans, all deposit accounts, take out commitments, takeout agreements, hedging arrangements relating, all arrangements and other agreements, all general intangibles relating and all proceeds of the foregoing.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

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JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20103806134 10/29/2010	LOANDEPOT.COM, LLC 3355 MICHELSON DRIVE, SUITE #300 IRVINE, CA 92612	UNION LEASING CORP. 921 WALNUT STREET SUITE 220 BOULDER, CO 80302	Specific equipment.

Secretary of State, Delaware	TERM 09/27/2013	20114217561 11/01/2011			Termination by Union Leasing Corp.
Secretary of State, Delaware	UCC 09/27/2013	20112892142 07/27/2011	loanDepot.com, LLC 3355 Michelson Drive, Suite 300 Irvine, CA 092612	Citibank, N.A. 390 Greenwich Street, 6th Floor New York, NY 10013

All mortgage loans purchased by Secured Party/Buyer pursuant to the Master Repurchase Agreement dated as of 07/26/2011:

All Purchased Loans, all Loan Documents, any related collateral, the Servicing Records, Servicing Rights, Collection Account, Loan Guaranty Certfiicates, Mortgage Insurance Certificates, interests in real property collateralizing any Purchased Loans, insurance policies and proceeds relating thereto, Interest Rate Protection Agreements, and all proceeds of the foregoing.

Secretary of State, Delaware	AMEND 09/27/2013	20113191049 08/17/2011	loanDepot.com, LLC 26642 Towne Centre Dr Foothill Ranch, CA 92610		Debtor change to: loanDepot.com, LLC 26642 Towne Centre Dr Foothill Ranch, CA 92610

Secretary of State, Delaware	UCC 09/27/2013	20120295768 01/24/2012	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	DELL FINANCIAL SERVICES L.L.C. MAIL STOP-PS2DF-23 ONE DELL WAY ROUND ROCK, TX 78682	Lease of specific equipment.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20121052762 03/30/2012	LOANDEPOT.COM, LLC 26642 TOWN CENTRE DR. FOOTHILL RANCH, CA 92610	HEWLETT-PACKARD FINANCIAL SERVICES COMPANY 200 CONNELL DRIVE BERKELEY HEIGHTS, NJ 07922	Leased equipment.

Secretary of State, Delaware	UCC 09/27/2013	20121066994 03/20/2012	loanDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610	UBS Real Estate Securities Inc. 677 Washington Boulevard Stamford, CT 06901

With respect to the Master Repurchase Agreement

dated as of 03/14/2012:

All Purchased Assets, records relating to Purchased Mortgage Loans; Program Documents; related Property; Takeout Commitments; Closing Protection Letter; Servicing Rights; related insurance policies; related Income; Custodial Account; and products and proceeds relating to Purchased Assets.

Secretary of State, Delaware	AMEND 09/27/2013	20131230771 04/01/2013

Restatement of collateral.

With respect to the Master Repurchase Agreement dated as of 03/14/2012:

All Purchased Assets, records relating to Purchased Mortgage Loans; Program Documents; related Property; Takeout Commitments; Closing Protection Letter; Servicing Rights; related insurance policies; related Income; Custodial Account; the Operating Account, the Margin Account, the Inbound Account, any Hedge Agreements, any other contract right relating to Purchased Assets, any collateral, accounts relating, and products and proceeds relating to Purchased Assets.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20121195694 03/28/2012	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	LEASENET GROUP, LLC 2361 MORSE RD (NC1N07) COLUMBUS, OH 43229	Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20121225913 03/21/2012	loanDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610	LeaseNet Group, LLC 2361 Morse Rd (NC1N07) Columbus, OH 43229	Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	2012252048606/2 9/2012	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	LEASENET GROUP, LLC 2361 MORSE RD (NC1N07) COLUMBUS, OH 43229	Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20122815639 07/23/2012	loanDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610	Bank of America, N.A. One Bryant Park, 11th Floor New York, NY 10036

Pursuant to the Mortgage Loan Participation Purchase and Sale Agreement dated as of 07/18/2012, all:

Participation Certificates, servicing rights relating to Related Mortgage Loans, Custodial Account, Related Mortgage Loans, all related documents, the Securities to be issued, the Takeout Commitments, the funds of the Debtor, and proceeds of the foregoing.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20123674985 09/24/2012	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	THE HUNTINGTON NATIONAL BANK 2361 MORSE RD (NC1N07) COLUMBUS, OH 43229	Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20124261139 11/05/2012	LOANDEPOT.COM LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	CANON FINANCIAL SERVICES 158 GAITHER DRIVE, #200 MT LAUREL, NJ 08054	Lease of specific equipment.

Secretary of State, Delaware	AMEND 09/27/2013	20133282093 08/21/2013			Restatement of collateral. Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20130809989 03/01/2013	loanDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610	Jefferies Mortgage Funding, LLC One Station Place, Three North Stamford, CT 06902

Pursuant to the Mortgage Loan Participation and Sale Agreement dated as of 02/28/2013, all of the:

Participation Certificate, servicing rights with respect to the Related Mortgage Loan, the Custodial Account, the Related Mortgage Loan subject to the Participation Certificate; all documents relating, the Takeout Commitments and the proceeds of the foregoing.

Secretary of State, Delaware	UCC 09/27/2013	20131423269 04/12/2013	lonaDepot.com, LLC 26642 Towne Centre Drive Foothill Ranch, CA 92610	Citibank, N.A. 390 Greenwich Street, 5th Floor New York, NY 10013

Pursuant to the Loan Agreement dated 04/11/2013, all:

Eligible Servicing Rights, Servicing Contracts, Acknowledgement Agreement, book and records, and all monies due or to become due with respect to the foregoing.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20132029560 05/29/2013	LOANDEPOT.COM, LLC 26642 TOWN CENTRE DRIVE FOOTHILL RANCH, CA 92610	TEXAS CAPITAL BANK, N.A. 2350 LAKESIDE BLVD SUITE 605 RICHARDSON, TX 75082	Specific equipment.

Secretary of State, Delaware	AMEND 09/27/2013	20132642735 07/10/2013			Specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20133071140 08/06/2013	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DR. FOOTHILL RANCH, CA 92610	U.S. BANK EQUIPMENT FINANCE, A DIVISION OF U.S. BANK NATIONAL ASSOCIATION PO BOX 230789 PORTLAND, OR 97281	Lease of specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20133209179 08/15/2013	LOANDEPOT.COM, LLC 26642 TOWN CENTRE DRIVE FOOTHILL RANCH, CA 92610	TEXAS CAPITAL BANK, N.A. 2350 LAKESIDE BLVD SUITE 605 RICHARDSON, TX 75082	Specific equipment.

Secretary of State, Delaware	UCC 09/27/2013	20133217180 08/16/2013	LOANDEPOT.COM, LLC 26642 TOWNE CENTRE DRIVE FOOTHILL RANCH, CA 92610	CISCO SYSTEM CAPITAL CORPORATION 170 W. TASMAN DRIVE MS SJ13-3 SAN JOSE, CA 95134	Lease of specific equipment.

UCC-UCC  AMEND-Amendment  ASSGN-Assignment  CONT-Continuation  PREL  Partial Release  TERM-Termination  FIXT  Fixture

FTL-Federal Tax Liens  STL  State Tax Liens  JL Judgment Lien  BANK-Bankruptcy  LIT-Litigation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 09/27/2013	20133559060 09/12/2013	LOANDEPOT.COM, LLC 26642 TOWN CENTRE DRIVE FOOTHILL RANCH, CA 92610	TEXAS CAPITAL BANK 2350 LAKESIDE BLVD, SUITE 310 RICHARDSON, TX 75082

All right, title and interest of debtor to in and under:

Deposit accounts; Instruments, Certificated Securities, Uncertificated Securities, General Intangibles, Investment Property relating to the Mortgage Notes; all rights to promissory notes, Mortgages, guaranties, bonds, insurance policies, commitments and other Instruments relating; all present and future Accounts, Chattel Paper, documents, Instruments, General Intangibles, Payment Intangibles and other personal property relating to such Mortgage Notes and Mortgages; any and all proceeds of the foregoing,

All Software; Takeout Commitments; related Mortgage

Loan agreements; and all proceeds of the foregoing.

Secretary of State, Delaware	FTL 09/27/2013				CLEAR
Trilogy Mortgage Holdings, Inc.
JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC FTL 09/27/2013				CLEAR

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EXHIBIT 1

[FORM OF PROMISSORY NOTE]

LOANDEPOT.COM, LLC

$[ ]	October [ ], 2013

For Value Received, the undersigned, loanDepot.com, LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of [            ], hereby promises to pay to [                    ] or its registered assigns (the “Holder”), the principal sum of [    ] DOLLARS with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 11.0% per annum from the date hereof, payable monthly, on each Payment Date, commencing [            ,] 2013, until the principal hereof shall have become due and payable, subject to adjustment as provided in the Credit Agreement (as defined below), and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate as provided in the Credit Agreement. For the avoidance of doubt, interest on the amount of any prepayment is due on the date of prepayment.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the Holder as provided in the Credit Agreement referred to below.

This Note is issued pursuant to the Credit Agreement, dated as of October [    ], 2013 (as from time to time amended, the “Credit Agreement”), between the Company, the Paying Agent and the respective Lenders named therein and is entitled to the benefits thereof. Each Holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6 of the Credit Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

This Note is a registered Note, as provided in Section 22.1(c) of the Credit Agreement. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Credit Agreement.

Exhibit 1 - 1 -

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

LOANDEPOT.COM, LLC

By:
Name:
Title:

Exhibit 1 - 2 -

[FORM OF ASSIGNMENT]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR

TAXPAYER IDENTIFICATION NUMBER

OF ASSIGNEE)

(Please Print or Typewrite Name and Address of Assignee)

the within Note, and all rights thereunder, and hereby does irrevocably constitute and appoint

,

as attorney, to transfer the within Note on the books kept for registration thereof, with full power of substitution in the premises.

Date:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

Exhibit 1 - 3 -

EXHIBIT 2A

FORM OF COMPLIANCE CERTIFICATE

AS OF MONTH DD, 201

I,                     , hereby certify that I am a duly appointed Senior Financial Officer of loanDepot.com, LLC and further certify as follows:

This certification is being made pursuant to the terms of Section 7.1(c) of the Credit Agreement, dated as of October 18, 2013 (the “Agreement”), among loanDepot.com, LLC, as the Company, U.S. Bank National Association, as the Paying Agent, and the Lenders party hereto.

All amounts referenced in Compliance Certificate and the Schedule hereto, are as of the certificate date. As of the certificate date, Agency Security Events have not occurred.

Section 7.1(c)(1)(i). Amount of Senior Agency Claims did not exceed the Senior Agency Claims Threshold Amount. Senior Agency Claims were $XX. Calculations supporting this certification are provided on Schedule 1 attached.

Exhibit 2B - 1 -

Date certified:

Printed Name of Officer
Title
loanDepot.com, LLC

Exhibit 2B - 2 -

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

As of Month DD, 2013

(Amounts presented are for example only)

7.1 (c) iii Senior Agency Claims
Compensatory Fees	$
Repurchases Effected		—

Total Senior Agency Claims	$

Unpaid Principal Balance (UPB)	$

Senior Agency Claims Threshold per Covenant	$

In Compliance?		YES

Exhibit 2B - 3 -

EXHIBIT 2B

FORM OF COMPLIANCE CERTIFICATE

AS OF MONTH DD, 201

This certification is being made pursuant to the terms of Section 7.1(c) of the Credit Agreement, dated as of October 18, 2013 (the “Agreement”), among loanDepot.com, LLC, as the Company, U.S. Bank National Association, as the Paying Agent, and the Lenders party hereto.

All amounts referenced in Compliance Certificate, Schedule 1 and Schedule 2, are as of the certificate date. As of the certificate date, Agency Security Events have not occurred.

Section 7.1(c)(2)(A) - Issuer is in compliance with all terms of the Agreement and no events of default have occurred.

Section 7.1(c)(2)(B) - Calculations supporting the following certifications are provided on Schedule 1, attached.

Section 9.9 Non-Agency Loans. On any date of determination on or after the Closing, any mortgage loans funded by the Company that are not sold to an Agency (“Non-Agency Loans”) shall be subject to purchase pursuant to a firm commitment purchase agreement with a third- party purchase. In addition, (i) Non-Agency Loans that have been subject to warehouse or other financing for more than 30 days (the “Financed Non-Agency Loans”) shall not represent a percentage greater than 5% of the outstanding principal balance of all mortgage loans reflected on the Company’s balance sheet and (ii) at least 50% of the Financed Non-Agency Loans shall represent “qualified mortgage loans” as defined in Section 129C of the federal Truth-in-Lending Act, 15 U.S.C. 1639c, and as further defined in Regulation Z, 12 C.F.R. Part 1026.43(c) and (e) as may be amended from time to time (“Qualified Mortgage Loans”).

Section 10.7. Minimum Tangible Net Worth. The Company has not permitted the Tangible Net Worth of the Company to be less than the minimum Tangible Net Worth set forth in Section 10.7 of the Agreement. The Company’s Tangible Net Worth during [TIME PERIOD] was $XX.

Section 10.8. Minimum Cash Balance. [On the prior Calculation Date, the Company did not permit the sum of (a) the Non-Restricted Cash of the Company, (b) the value of the Company’s equity and haircuts in respect of financing facilities and (c) the Company’s short term investments, to be less than $35,000,000. The sum of (a) the Non-Restricted Cash of the Company, (b) the value of the Company’s equity and haircuts in respect of financing facilities and (c) the Company’s short term investments, was $XX.]

Section 10.9. Maximum Consolidated Leverage. On each date since the Closing Date, the Company has maintained a Consolidated Leverage ratio in accordance with Section 10.9 of the Agreement.

Exhibit 2B - 1 -

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

As of Month DD, 2013

(Amounts presented are for example only)

10.7 Minimum Tangible Net Worth
Net Worth	$
Less:
Intangibles:
Goodwill

Actual Tangible Net Worth	$
Tangible Net Worth Covenant	$
In Compliance?		YES

10.8 Minimum Cash Balance
Non-restricted Cash + Equity and Haircuts in Facilities + Short Term Investments	$
Non-restricted Cash Covenant	$
In Compliance?		YES

10.9 Maximum Consolidated Leverage
Total Debt	$
Tangible Net Worth per above	$
Consolidated Leverage =
Total Debt divided by Tangible Net Worth
Consolidated Leverage Covenant
In Compliance?		YES

10.7, 10.8,10.9 Ratio of Notes secured by Reference Pool
Note balance (a)	$
Balance of Reference Pool (b)	$
Ratio of Note secured by Reference Pool (a)/(b)		[	]%
Ratio of Note secured by Reference Pool Covenant		[	]%
In Compliance?		YES

Exhibit 2B - 2 -

EXHIBIT 3

CREDIT AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which, including any such amendments (together with a copy of each other Financing Document and deliverable required by Article IV of the Credit Agreement that has been requested by the Assignee), is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor, is made pursuant to (and subject to) the provisions of Section 22.1 of the Credit Agreement and, except as expressly provided in this Assignment and the Credit Agreement, is without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	loanDepot.com, LLC

4.	Paying Agent:	U.S. Bank National Association, as the Paying Agent under the Credit Agreement

5.	Credit Agreement:	The $80,000,000 Credit Agreement dated as of October 18, 2013, among loanDepot.com, LLC, as borrower, the Lenders parties thereto, U.S. Bank National Association, as Paying Agent, and the other agents parties thereto.

Exhibit 3 - 1 -

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Loans	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY PAYING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit 3 - 2 -

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to:][2]

LOANDEPOT.COM, LLC

By:
Title:

[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit 3 - 3 -

ANNEX 1 TO

ASSIGNMENT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) all representations and warranties contained in Section 6 of the Credit Agreement are true and correct, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Paying Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

The Assignee also makes the following representations and warranties:

(a) The Assignee severally represents that it is funding the Loans for its own account and not with a view to the distribution thereof (other than from the Initial Lender and its assignees) and has received no oral or written assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of

Annex 1 - 1 -

the Loans directly or indirectly from the Assignor or any other Person. The Assignee’s interest in the Loans is consistent with the investment purposes, objectives and cash flow requirements of the Assignee and will not adversely affect the Assignee’s overall need for diversification and liquidity. The Assignee has had an opportunity to conduct a due diligence review of the Assignor and its Current Business Operations and ask questions of representatives and employees of the Assignor. The Assignee is represented by counsel and advisors who are experienced in transactions like the transactions contemplated by this Agreement, the Notes and the other Financing Documents.

(b) The Assignee severally represents that it is a Qualified Institutional Buyer. The Assignee understands and agrees that there are economic risks incident to funding the Loans and it must bear such economic risks for an indefinite period of time because, among other reasons, the Notes evidencing the Loans have not been registered under the Securities Act (and neither the Assignor nor the Paying Agent is obligated to register or qualify the Notes) and may be transferred only in accordance with the Credit Agreement and if such transfer is not required to be registered pursuant to the provisions of the Securities Act. Notwithstanding anything else in the Credit Agreement or this Assignment to the contrary, the Assignee agrees that it will not transfer any interest in the Loans (or the Notes evidencing such Loans) unless the transferee is a Qualified Institutional Buyer and has executed and delivered to the Assignee, the Paying Agent and the Assignor an agreement in the form of Exhibit 3 attached hereto.

(c) The Assignee acknowledges that it is not funding its Loans as a result of or subsequent to (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio or (ii) any seminar or meeting whose attendees, including the Assignee, had been invited as a result of, subsequent to or pursuant to any of the foregoing.

The Assignee has such knowledge and experience in making loans similar to the Loans (and acquiring notes similar to the Notes evidencing such Loans) and related financial and business matters and is capable of evaluating the merits and risks of making the Loans (and the Notes evidencing such Loans). The Assignee has knowledge and experience in potentially unsecured or under-secured lending to a non-rated company. The Assignee: (i) has evaluated the risks of making the Loans (and acquiring the Notes evidencing such Loans); (ii) has sought such accounting, legal, tax and investment advice as it has considered necessary to make an informed decision to make the Loans; (iii) understands there are substantial risks of loss incidental to the funding and maintaining the Loans and is able to bear such risks; (iv) can afford a complete loss of its investment in the Loans (and the Notes evidencing such Loans); (v) has determined that the Loans (and the Notes evidencing such Loans) are a suitable investment for it and (vi) acknowledges the transfer restrictions on such Loans (and the Notes evidencing such Loans) as set forth in Section 22.1(b) of the Credit Agreement. The Assignee understands that the issuance of any Notes to an Assignee is not a recommendation by the Assignor or the Initial Lender (or any Affiliate thereof) to the Assignee to fund the Loans. The Assignee represents that the Assignee, with the assistance of its advisors (which for purposes of the funding of the Loans did not include the Initial Lender), understands the risks of making the Loans (and acquiring the Notes evidencing such Loans), and has not relied upon the Assignor or the Initial Lender for any assessment of the risks of an investment in the Loans (and the Notes evidencing such Loans). The Assignee is aware that there are substantial risks incident to an investment in the Loans (and

Annex 1 - 2 -

the Notes evidencing such Loans). The Assignee has made an independent decision to fund the Loans after conducting such investigation as the Assignee has deemed appropriate, which has included a review of the terms of the Loans and related matters, of the risks relating to making the Loans (and acquiring the Notes evidencing such Loans), and of the tax, accounting and regulatory implications relating to making the Loans (and acquiring the Notes evidencing such Loans). The Assignee further agrees and acknowledges that: (i) it is voluntarily assuming all risks associated with the funding of the Loans and expressly represents and warrants that (x) the Initial Lender has not made, and it disclaims the existence of or its reliance on, any representation by the Initial Lender concerning the Assignor or the Loans and (y) it is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the funding of the Loans, and therefore has no claims against the Initial Lender or the Assignor with respect thereto; (ii) if any such claim may exist, the Assignee, recognizing its disclaimer of reliance as a condition to funding the Loans, covenants and agrees not to assert any such claim against the Assignor or Initial Lender or any of its officers, directors, employees, shareholders, partners, agents, representatives or affiliates. The Assignee acknowledges that it has received and reviewed the information posted on the Assignor’s password-protected website with regard to the Loans. Each subsequent Assignee understands and acknowledges that the Initial Lender and its Affiliates may have future or existing relationships with the Assignor, and may take actions it deems necessary or desirable to protect its interests arising from those relationships, even if those actions have material and adverse consequences for any subsequent Assignee. The Assignee is aware that the Assignor and the Initial Lender (and its Affiliates) are relying upon the truth of the acknowledgments, representations, warranties and agreements contained in this Assignment in connection with its role in any transfer of an Assignee’s rights and obligations under this Agreement.

(d) Corporate Power and Authority. The Assignee represents that it has full power and authority (corporate, regulatory and other) to execute and deliver this Agreement and to fund and hold the Loans. The Assignee’s funding of the Loans and the execution and delivery of this Agreement have been duly authorized by all necessary action (corporate, regulatory and other) on its behalf and, upon execution by the Assignee, this Agreement and any other Financing Documents to which the Assignee is a party will constitute valid and legally binding obligations of the Assignee enforceable against the Assignee in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e) Money-Laundering. Neither the Assignee nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the regulations of the United States Department of the Treasury Office of Foreign Assets Control or any enabling legislation or executive order relating thereto or (C) the USA PATRIOT Act or (iii) is a Sanctioned Person.

(f) Reliance. The Assignee acknowledges and agrees that (i) the Assignor and the Initial Lender will, and are entitled to, rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgements and agreements and (ii) if any of the foregoing

Annex 1 - 3 -

representations warranties, acknowledgments and agreements made or deemed to have been made is no longer accurate, the Assignee will promptly notify the Assignor and the Initial Lender.

(g) No Funding with Plan Assets. No Assignee shall fund any portion of any Loan or hold any Loan, with “plan assets” as defined by Section 3(42) of ERISA.

2. Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1 From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

Annex 1 - 4 -